Exhibit 10.25-01
[Execution Version]

$200,000,000
AMENDED AND RESTATED CREDIT AGREEMENT
dated as of
November 15, 2011,
among
EL PASO ELECTRIC COMPANY,
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
not in its individual capacity,
but solely in its capacity as successor trustee of the
Rio Grande Resources Trust II,
THE LENDERS PARTY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
and Issuing Bank,

and
UNION BANK, N.A.,
as Syndication Agent

________________________
UNION BANK, N.A. and J.P. MORGAN SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners
61548965_6

Schedule 3.07	Subsidiaries
Schedule 3.08	Litigation and Compliance with Laws
Schedule 3.15	Environmental Matters
Schedule 4.02(a)	Local Regulatory Counsel
Schedule 6.02	Liens
Schedule 6.04	Certain Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Subsidiary Guarantee Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of November 15, 2011 (as amended from time to time, this “Agreement”), among EL PASO ELECTRIC COMPANY, a Texas corporation (“El Paso”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association with trust powers, not in its individual capacity, but solely in its capacity as successor trustee of the Rio Grande Resources Trust II (said trustee being the successor to JPMorgan Chase Bank, N.A., formerly known as JPMorgan Chase Bank, successor by merger to The Chase Manhattan Bank, successor by merger to Chase Bank of Texas, National Association, successor by change of name to Texas Commerce Bank National Association, as trustee of the Rio Grande Resources Trust II) (the “Trustee”; each of El Paso and the Trustee is referred to individually herein as a “Borrower” and collectively as the “Borrowers”), the Lenders (as defined in Article I), JPMORGAN CHASE BANK, N.A., as issuing bank (in such capacity, including any successor thereto, the “Issuing Bank”) and as administrative agent (in such capacity, including any successor thereto, the “Administrative Agent”) for the Lenders, and UNION BANK, N.A., as syndication agent (in such capacity, including any successor thereto, the “Syndication Agent”).
The Borrowers, the Lenders, the Issuing Bank, the Administrative Agent and the Syndication Agent previously entered into that certain Credit Agreement, dated as of September 23, 2010 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”). The parties hereto desire to amend and restate the Existing Credit Agreement, on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree that the Existing Credit Agreement is hereby amended and restated in its entirety, without novation, as follows:
ARTICLE I

Definitions
SECTION 1.01.    Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as shall be approved by the Administrative Agent.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agent” shall mean each of the Administrative Agent and the Syndication Agent.
“Aggregate Credit Exposure” shall mean the aggregate amount of the Lenders’ Credit Exposures.
“Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1% (provided that, for the avoidance of doubt, such Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute screen or page of such service) at approximately 11:00 a.m. London time two Business Days prior to such day). If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Anti‑Terrorism Order” shall mean Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), as amended from time to time.
“Applicable Percentage” of any Lender at any time shall mean the percentage of the Total Commitment represented by such Lender’s Commitment. In the event the Commitments shall have expired or been terminated, the Applicable Percentages shall be determined on the basis of the Commitments most recently in effect.
“Applicable Ratings” shall mean at any time the credit ratings at such time by the Rating Agencies of the Index Debt.

“Applicable Spread” shall mean, for any day, with respect to any Eurodollar Loan or ABR Loan, or with respect to the Commitment Fee, as the case may be, (a) from and after the Original Closing Date through (but not including) the Effective Date, the applicable percentage set forth in Table A below under the caption “LIBOR Spread”, “ABR Spread” or “Commitment Fee”, as the case may be, based upon the higher of the Applicable Ratings, and (b) from and after the Effective Date, the applicable percentage set forth in Table B below under the caption “LIBOR Spread”, “ABR Spread” or “Commitment Fee”, as the case may be, based upon the higher of the Applicable Ratings:

TABLE A
	Applicable Ratings (S&P/Moody’s)	LIBOR Spread	ABR Spread	Commitment Fee
Category 1	A-/A3 or better	1.650%	0.650%	0.200%
Category 2	BBB+/Baa1	1.900%	0.900%	0.250%
Category 3	BBB/Baa2	2.150%	1.150%	0.375%
Category 4	BBB-/Baa3	2.400%	1.400%	0.500%
Category 5	Less than BBB-/Baa3 (or unrated)	2.650%	1.650%	0.625%
TABLE B
	Applicable Ratings (S&P/Moody’s)	LIBOR Spread	ABR Spread	Commitment Fee
Category 1	A-/A3 or better	1.000%	0.100%	0.125%
Category 2	BBB+/Baa1	1.125%	0.125%	0.175%
Category 3	BBB/Baa2	1.250%	0.250%	0.200%
Category 4	BBB-/Baa3	1.500%	0.500%	0.250%
Category 5	Less than BBB-/Baa3 (or unrated)	1.750%	0.750%	0.300%
Notwithstanding the foregoing, (a) if (i) both Rating Agencies cease to provide a current Applicable Rating or (ii) the Applicable Rating of either Rating Agency shall be below BBB- or Baa3, as the case may be, the Applicable Spread shall correspond to the percentages listed in Category 5; (b) if the Applicable Ratings of the Rating Agencies fall within different Categories, and the higher numbered Category is more than one numbered Category higher than the lower numbered Category, then the Applicable Spread shall correspond to the percentages listed in the next higher numbered Category from that of the lower numbered Category; and (c) at any time after the occurrence and during the continuation of an Event of Default, the Applicable Spread shall correspond to the percentages listed in Category 5. The Applicable Spread shall be increased or decreased in accordance with the foregoing table upon any change in the Applicable Ratings. The Applicable Ratings in effect at any date are those in effect at the close of business on such date.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
“Atomic Energy Act” shall mean the Atomic Energy Act of 1954, 42 U.S.C. §§ 2011 et seq. and the rules and regulations promulgated thereunder, as amended from time to time.
“Augmenting Lender” shall have the meaning assigned to such term in Section 2.21
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“BONY” shall mean The Bank of New York Mellon Trust Company, N.A., together with its successors and assigns.
“Borrower” and “Borrowers” shall have the meanings assigned to such terms in the preamble to this Agreement.
“Borrowing” shall mean a group of Loans of a single Type made by the Lenders to the same Borrower on a single date and as to which a single Interest Period is in effect.
“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.
“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
A “Change in Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act) becomes the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 of the Securities Exchange Act), directly or indirectly, of more than 50% of the outstanding shares of common stock of El Paso entitled to vote for members of the board of directors or equivalent governing body of El Paso or (b) a majority of the members of the Board of Directors of El Paso are not Continuing Directors; provided, however, that a “Change in Control” shall be deemed not to have occurred solely as a result of the formation of a holding company for El Paso as part of any transaction (merger, consolidation, plan of exchange, or otherwise) in which, immediately following such transaction, (i) such holding company owns 100% of the common stock of El Paso and (ii) such holding company is beneficially owned by the former holders of El Paso’s common stock in substantially the same proportions as their beneficial ownership of El Paso’s common stock immediately prior to such transaction.
“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, or, with respect to an Augmenting Lender, in the documentation executed by such Augmenting Lender pursuant to Section 2.21(a), as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 or pursuant to Section 2.19, (b) increased (with the consent of such Lender) from time to time pursuant to Section 2.21 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).
“Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of El Paso who (i) was a member of such board of directors on the Effective Date or (ii) was nominated for election or elected to such board of directors with the approval of a majority of Continuing Directors who were members of such board at the time of such nomination or election.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.
“Credit Event” shall have the meaning assigned to such term in Section 4.01.
“Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Loans of such Lender plus the aggregate amount at such time of such Lender’s L/C Exposure.
“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
“Dodd-Frank Act” shall mean the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203), as amended.
“dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Effective Date” shall mean the date on which the conditions specified in Section 4.02 are satisfied (or waived in accordance with Section 10.08), which date is November 15, 2011.
“El Paso” shall have the meaning assigned to such term in the preamble to this Agreement.
“El Paso L/C Exposure” shall mean that part of the L/C Exposure attributable to all Letters of Credit issued for the account of El Paso.
“El Paso Obligations” shall mean (i) the due and punctual payment of (A) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to El Paso, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (B) all monetary obligations of El Paso pursuant to the Guarantee in Article IX hereof, (C) each payment required to be made by El Paso under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (D) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of El Paso to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents and (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of El Paso under or pursuant to this Agreement and the other Loan Documents.
“Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, flora and fauna, natural resources or the workplace.
“Environmental Claim” shall mean any written accusation, allegation, notice of violation, claim, demand, order, directive, consent decree, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon: (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
“Environmental Law” shall mean any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, 42 U.S.C. §§ 7401 et seq., as amended, the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended by 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended by 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., the Atomic Energy Act and Low-Level Radioactive Waste Policy Act, 42 U.S.C. §§ 2014 et seq., as amended, and any similar or implementing state or local law, and all amendments or regulations promulgated thereunder.
“Environmental Permit” shall mean any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with El Paso, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan; (b) the adoption of any amendment to a Plan that would contravene Section 436 of the Code or Section 303 of ERISA; (c) a determination that any Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or any Multiemployer Plan to which El Paso or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years has made or been obligated to make contributions, is in “endangered status” or “critical status” within the meaning of Section 432 of the Code; (d) the failure with respect to any Plan to meet the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), whether or not waived; (e) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of El Paso or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (g) the receipt by El Paso or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the receipt by El Paso or any ERISA Affiliate of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the occurrence of a “prohibited transaction” with respect to which El Paso or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which El Paso or any such Subsidiary could otherwise be liable; and (j) any other event or condition with respect to a Plan or Multiemployer Plan that could reasonably be expected to result in liability of El Paso.
“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.
“Event of Default” shall have the meaning assigned to such term in Article VII.
“Excluded Taxes” shall mean, with respect to any payment made by any Loan Party under any Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) Other Connection Taxes, (b) Taxes that would not have arisen but for a failure by a Non-U.S. Lender to comply with the provisions of Section 2.18(f) and (c) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(a)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) the date such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Taxes pursuant to Section 2.18(a).
“Existing Credit Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as in effect on the Effective Date, and any applicable Treasury regulations promulgated thereunder or published administrative guidance implementing such Sections.
“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Power Act” shall mean the Federal Power Act of 1920, 16 U.S.C. §§ 791a et seq., and the rules and regulations promulgated thereunder, as amended from time to time.
“Fee Letter” shall mean the Fee Letter, dated November 3, 2011, between El Paso and JPMorgan, as the Administrative Agent and the Issuing Bank.
“Fees” shall mean the Commitment Fees, the Administrative Agent Fees, the L/C Participation Fees, the Upfront Fees and the Issuing Bank Fees.
“FERC” shall mean the Federal Energy Regulatory Commission, or any Governmental Authority succeeding to any or all of such Commission’s authority.
“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, controller or other vice president with financial planning responsibilities of such person.
“First Mortgage Bonds” shall mean any series of First Mortgage Bonds of El Paso issued pursuant to a Mortgage Indenture after the Effective Date.
“GAAP” shall mean generally accepted accounting principles in the United States of America applied on a consistent basis.
“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes, hazardous or toxic substances or wastes, pollutants, solid, liquid or gaseous wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB‑containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Increasing Lender” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Facility Amount” shall mean, at any time, the excess, if any, of (a) $100,000,000 over (b) the aggregate increase in the Total Commitment established prior to such time pursuant to Section 2.21.
“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person upon which interest charges are customarily paid, (d) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such person of Indebtedness of others, (h) all Capital Lease Obligations of such person, (i) all obligations of such person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, (j) the principal component of all obligations of such person as an account party in respect of letters of credit (other than any letter of credit in respect of which a back-to-back letter of credit has been issued under, or in a transaction permitted by, this Agreement, provided that the commercial bank issuing such back-to-back letter of credit (if other than the Issuing Bank) has a long-term senior unsecured debt rating of not less than A- by S&P and not less than A3 by Moody’s) and (k) the principal component of all obligations of such person as an account party in respect of bankers’ acceptances. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document and (b) Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 10.05(b).
“Index Debt” shall mean the senior, unsecured, non-credit enhanced, long-term debt of El Paso.
“Interest Payment Date” shall mean, (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
“Interest Period” shall mean, as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the applicable Borrower may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Bank” shall have the meaning assigned to such term in the preamble to this Agreement.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.05(c).
“JPMorgan” shall mean JPMorgan Chase Bank, N.A., together with its successors and assigns.
“L/C Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.20.
“L/C Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
“L/C Exposure” shall mean at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall mean its Applicable Percentage of the aggregate L/C Exposure at such time.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).
“Lenders” shall mean (a) the financial institutions listed on Schedule 2.01, (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance and (c) any Augmenting Lender, in each case other than any such financial institution or Augmenting Lender that has ceased to be a party hereto pursuant to an Assignment and Acceptance.
“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.20.
“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute screen or page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” shall mean this Agreement, the Letters of Credit, the Fee Letter, any Notes and each Subsidiary Guarantee Agreement.
“Loan Parties” shall mean the Borrowers and the Subsidiary Guarantors.
“Loans” shall mean the loans made by the Lenders to the Borrowers pursuant to Section 2.01. Each Loan shall be a Eurodollar Loan or an ABR Loan.
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, operations or financial condition of El Paso and the Subsidiaries, taken as a whole, (b) material impairment of the ability of the Trustee, El Paso or the Subsidiary Guarantors (taken as a whole) to perform any of their respective payment or other material obligations under any Loan Document to which it is or will be a party or (c) material impairment of the rights of the Lenders under any Loan Document.
“Material Subsidiary” shall mean, at any time, (a) a Domestic Subsidiary of El Paso (other than a Receivables Subsidiary) with consolidated total assets at such time equal to or greater than 10% of El Paso’s consolidated total assets at such time or (b) any other Subsidiary which becomes a Subsidiary Guarantor.
“Maturity Date” shall mean September 23, 2016.
“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors.
“Mortgage Indenture” shall mean any indenture (including, without limitation, any indenture entered into by El Paso following the Effective Date) secured by a mortgage Lien upon El Paso’s Operating Property.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non- U.S. Lender” shall mean a Lender that is not a U.S. Person.
“Note” shall have the meaning assigned to such term in Section 2.04(e).
“Nuclear Fuel” shall have the meaning assigned to such term in the Purchase Contract.
“Nuclear Waste Act” shall mean the Nuclear Waste Policy Act of 1982, 42 U.S.C. §§ 10101 et seq., the Nuclear Waste Policy Amendments Act of 1987, 42 U.S.C. §§ 10172, 10172a et seq., and the rules and regulations promulgated thereunder, as amended from time to time.
“Obligations” shall mean, collectively, the Trust Obligations and the El Paso Obligations.
“Obligation Termination Date” shall have the meaning assigned to such term in Section 12.12(a).
“Operating Property” shall mean, as of any particular time, (a) all of the real, personal and mixed property which is an integral part of or is used or to be used as an integral part of the regulated electric generating, transmission and/or distribution operations of El Paso, (b) any undivided legal interest of El Paso in any such property which is jointly owned by El Paso and any other person or persons and (c) franchises and permits owned by El Paso in connection with the regulated electric generating, transmission and/or distribution operations of El Paso, including, without limitation, all of such property which is acquired by El Paso after the Effective Date; provided, however, that Operating Property shall not be deemed to include any Operating Property excepted under a Mortgage Indenture.
“Original Closing Date” shall mean September 23, 2010.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to any Loan Document).
“Other Taxes” shall mean, any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.19(a)).
“Participant Register” has the meaning assigned to such term in Section 10.04(f).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Investments” shall mean:
(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of P-1 (or higher) according to Moody’s or a rating of A-1 (or higher) according to S&P;
(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank (including the Trustee) organized under the laws of the United States of America or any state thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;
(d)     investments in obligations of United States Federal agencies sponsored by the Federal government, including the Federal Home Loan Bank, the Federal Farm Credit Bank, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association and the Student Loan Marketing Association;
(e)     repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (a) and (d) entered into with financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000;

(f)     investments in tax exempt securities, including municipal issued notes and bonds and variable-rate demand notes and bonds, having a rating at the time of acquisition thereof of at least BBB from S&P or Baa from Moody’s;
(g)     investments in corporate bonds or notes having maturities of not more than three years from the date of acquisition thereof and having a rating at the time of acquisition thereof of at least BBB from S&P or Baa from Moody’s;
(h)     investments in money market or other mutual funds substantially all of the assets of which consist of investments of the types described in clauses (a) through (g) above; and
(i)     other investment instruments approved in writing by the Required Lenders and offered by financial institutions which have a combined capital and surplus and undivided profits of not less than $250,000,000.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which El Paso or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.
“Purchase Contract” shall mean the Purchase Contract dated as of February 12, 1996, as amended as of February 11, 1999, July 12, 2007 and August 17, 2010, between the Trustee and El Paso, as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and hereof.
“Purchase Contract Default” shall have the meaning assigned to the term “Event of Default” in Section 19(a) of the Purchase Contract.
“Rating Agency” shall mean S&P and Moody’s.
“Receivables” shall have the meaning assigned to such term in the definition of “Receivables Facility”.
“Receivables Facility” shall mean one or more receivables financing facilities, as amended from time to time, the obligations in respect of which are non-recourse (except for customary representations, warranties, covenants, servicing obligations and indemnities made in connection with such facilities) to El Paso and the Subsidiaries (other than any Receivables

Subsidiary), pursuant to which El Paso and/or any Subsidiary transfers its accounts receivable and other financial and related assets (collectively, “Receivables”) to a Receivables Subsidiary; provided, that all terms and conditions of, and all documentation relating to, a Receivables Facility shall be in form and substance customary to comparable receivables securitization facilities.
“Receivables Facility Documents” shall mean all agreements, in form and substance customary to a Receivables Facility, that may from time to time be entered into by El Paso or a Subsidiary in connection with any Receivables Facility, as such agreements may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and hereof.
“Receivables Subsidiary” means a wholly owned Domestic Subsidiary of El Paso formed solely for the purpose of engaging in a Receivables Facility and which acts as a purchaser of Receivables under a Receivables Facility.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank.
“Regional Transmission Organization” shall mean an entity that satisfies the minimum characteristics, performs the functions, and accommodates the open architecture condition set forth in FERC regulations.
“Register” shall have the meaning given such term in Section 10.04(d).
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.
“Remedial Action” shall mean (i) “remedial action” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (ii) all other actions required by any Governmental Authority or voluntarily undertaken to: (x) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material; or (z) perform studies and investigations in connection with, or as a precondition to, (x) or (y) above.
“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Commitments at such time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Rio Grande Resources Trust II” shall mean the trust created by the Trust Agreement.
“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.
“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
“Senior Unsecured Notes” shall mean El Paso’s (i) 6.0% Senior Notes due May 15, 2035 in an initial aggregate principal amount of $400,000,000 and (ii) 7.5% Senior Notes due March 15, 2038 in an initial aggregate principal amount of $150,000,000, in each case issued pursuant to the Indenture dated as of May 1, 2005, between El Paso and JPMorgan.
“S&P” shall mean Standard & Poor’s Rating Services and its successors.
“Specified Debt” shall have the meaning assigned to such term in Section 6.02(m).
“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Stockholders’ Equity” shall mean, as at any date of determination, the stockholders’ equity at such date of El Paso, as determined in accordance with GAAP.
“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” shall mean any subsidiary of El Paso.
“Subsidiary Guarantee Agreement” shall mean each guarantee agreement delivered pursuant to Section 5.09, each substantially in the form of Exhibit D.
“Subsidiary Guarantor” shall mean each Subsidiary that becomes a party to a Subsidiary Guarantee Agreement.
“Syndication Agent” shall have the meaning assigned to such term in the preamble to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, no Lender identified as the Syndication Agent shall have any separate duties, responsibilities, obligations, authority or, except as expressly set forth in this Agreement, rights as Syndication Agent.
“Taxes” shall mean, any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Total Consolidated Capital” shall mean, as at any date of determination, the sum of Total Consolidated Debt on such date and Stockholders’ Equity at such date.
“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments, as in effect at such time. The Total Commitment as of the Effective Date is $200,000,000.
“Total Consolidated Debt” shall mean, as of any date of determination, all Indebtedness (other than (a) Indebtedness of the type referred to in clause (i) of the definition of the term “Indebtedness”, (b) Indebtedness of the type referred to in clause (j) of the definition of the term “Indebtedness”, except to the extent of unreimbursed drawings thereunder, and (c) Indebtedness of the type referred to in clause (k) of the definition of the term “Indebtedness”) of El Paso at such date.
“Transactions” shall have the meaning assigned to such term in Section 3.02.
“Trust Agreement” shall mean the Trust Agreement dated as of February 12, 1996, between the Trustee and El Paso, providing for the creation of the Rio Grande Resources Trust II, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof and hereof.
“Trustee” shall have the meaning assigned to such term in the preamble to this Agreement.
“Trustee L/C Exposure” shall mean that part of the L/C Exposure attributable to all Letters of Credit issued for the account of the Trustee.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, and the rules and regulations promulgated thereunder, as amended from time to time.
“Trust Obligations” shall have the meaning assigned to such term in Section 9.01.
“Trust Senior Unsecured Notes” shall mean the Rio Grande Resources Trust II’s (i) 3.67% Senior Notes due August 15, 2015 in an initial aggregate principal amount of $15,000,000, (ii) 4.47% Senior Notes due August 15, 2017 in an initial aggregate principal amount of $50,000,000 and (iii) 5.04% Senior Notes due August 15, 2020 in an initial aggregate principal amount of $45,000,000, in each case issued pursuant to the Note Purchase Agreement, dated as of August 17, 2010, among El Paso, the Rio Grande Resources Trust II and the Purchasers (as defined therein) party thereto.
“Trust Termination Date” shall mean the date of any termination of the Purchase Contract.
“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.
“Union Bank” shall mean Union Bank, N.A., together with its successors and assigns.
“Upfront Fees” shall mean the upfront fees payable by El Paso to the Administrative Agent for the account of each Lender on the Effective Date in an amount as separately agreed by El Paso and the Administrative Agent in the Fee Letter.
“USA Patriot Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.18(f)(ii)(D)(2).
“Wholly Owned Subsidiary” of any person (the “Parent”) shall mean a subsidiary of the Parent of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the equity or 100% of the ordinary voting power or 100% of the general partnership interests are, at the time any determination is being made, owned, controlled or held by the Parent and/or one or more Wholly Owned Subsidiaries of the Parent.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.
SECTION 1.02.    Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that, if El Paso notifies the Administrative Agent that El Paso wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Effective Date on the operation of such covenant (or if the Administrative Agent notifies El Paso that the Required Lenders wish to amend Article VI or any related definition for such purpose), then El Paso’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to El Paso and the Required Lenders.
ARTICLE II

The Credits
SECTION 2.01.    Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Loans to the Trustee or El Paso, at any time and from time to time on or after the date on which the conditions set forth in Section 4.02 are satisfied, and until the earlier of the Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment. Within the limits set forth in the preceding sentence and subject to the terms, conditions and limitations set forth herein, the Borrowers may borrow, pay or prepay and reborrow Loans.
SECTION 2.02.    Loans. (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), the Loans comprising any Borrowing shall be in an aggregate principal amount that is (i)(A) with respect to any Eurodollar Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000 or (B) with respect to any ABR Borrowing, an integral multiple of $1,000 and not less than $100,000 or (ii) equal to the remaining available balance of the Commitments.

(b)    Subject to Sections 2.08 and 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than eight (8) Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(c)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 1:00 p.m., New York City time, and the Administrative Agent shall by 2:00 p.m., New York City time, credit the amounts so received to an account in the name of the applicable Borrower maintained with the Administrative Agent and designated by such Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the applicable Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of either Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
(e)    Notwithstanding any other provision of this Agreement, (i) neither Borrower shall be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date and (ii) the Trustee shall not be entitled to request any Borrowing on or after the Trust Termination Date.
(f)    If the Issuing Bank shall not have received from the Trustee or El Paso, as the case may be, the payment required to be made by Section 2.20(e) within the time specified in such Section, the Issuing Bank will promptly notify the Administrative Agent of the L/C Disbursement and the Administrative Agent will promptly notify each Lender of such L/C

Disbursement and its Applicable Percentage thereof. Each Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 2:00 p.m., New York City time, on such date (or, if such Lender shall have received such notice later than 12:00 (noon), New York City time, on any day, not later than 10:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Applicable Percentage of such L/C Disbursement (it being understood that such amount shall be deemed to constitute an ABR Loan of such Lender and such payment shall be deemed to have reduced the L/C Exposure by such amount), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from the Trustee or El Paso, as the case may be, pursuant to Section 2.20(e) prior to the time that any Lender makes any payment pursuant to this paragraph (f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Lender shall not have made its Applicable Percentage of such L/C Disbursement available to the Administrative Agent as provided above, such Lender and the Trustee or El Paso, as the case may be, severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this paragraph to but excluding the date such amount is paid, to the Administrative Agent at (i) in the case of the Trustee or El Paso, as the case may be, a rate per annum equal to the interest rate applicable to ABR Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
SECTION 2.03.    Borrowing Procedure. In order to request a Borrowing (other than a deemed Borrowing pursuant to Section 2.02(f), as to which this Section 2.03 shall not apply), the applicable Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before a proposed Borrowing, and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the day of the proposed Borrowing. Each Borrowing Request shall be irrevocable, shall be signed by or on behalf of the applicable Borrower and shall specify the following information: (i) whether the Borrowing then being requested is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed (which shall be an account that complies with the requirements of Section 2.02(c)); (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, however, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
SECTION 2.04.    Evidence of Debt; Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each

Lender the then unpaid principal amount of each Loan made to such Borrower on the Maturity Date; provided, however, that if the Purchase Contract shall terminate prior to the Maturity Date, the Trustee shall repay the unpaid principal amount of each Loan made to it on the earlier of (i) the Maturity Date, (ii) the 150th day following the Trust Termination Date, (iii) if any Event of Default that is not a Purchase Contract Default shall be in existence on the Trust Termination Date or shall thereafter occur, the 10th day following the later to occur of the Trust Termination Date or such Event of Default or (iv) if a Purchase Contract Default shall have occurred, on (A) the date of such occurrence or (B) such later date as the Administrative Agent may elect.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from each Borrower and each Lender’s share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.
(e)    Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive a promissory note payable to such Lender and its registered assigns (each, a “Note”), the interests represented by such Note shall at all times (including after any assignment of all or part of such interests pursuant to Section 10.04) be represented by one or more Notes payable to the payee named therein or its registered assigns.
SECTION 2.05.    Fees. (a) The Borrowers agree, jointly and severally, to pay to each Lender, through the Administrative Agent, on the last day of March, June, September and December in each year and on each date on which the Commitment of such Lender shall expire or be terminated as provided herein, a commitment fee (a “Commitment Fee”) equal to the Applicable Spread per annum in effect from time to time on the daily unused amount of the Commitment of such Lender during the preceding quarter (or other period commencing on the Original Closing Date or ending on the Maturity Date or the date on which the Commitments of such Lender shall expire or be terminated). All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fees due to each Lender shall commence to accrue on the Original Closing Date and shall cease to accrue on the date on which the Commitment of such Lender shall expire or be terminated as provided herein.

(b)    The Borrowers agree, jointly and severally, to pay to the Administrative Agent the fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”).
(c)    The Borrowers agree, jointly and severally, to pay (i) to each Lender, through the Administrative Agent, on the last day of March, June, September and December of each year and on the date on which the Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Applicable Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing on the Original Closing Date or ending on the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Spread from time to time used to determine the interest rate on Eurodollar Loans pursuant to Section 2.06(b) and (ii) to the Issuing Bank with respect to each Letter of Credit the fronting fees set forth in the Fee Letter (the “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(d)    All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Issuing Bank Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.06.    Interest on Loans. (a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate plus the Applicable Spread in effect from time to time.
(b)    Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Spread in effect from time to time.
(c)    Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate, Adjusted LIBO Rate and Applicable Spread for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.07.    Default Interest. If either Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, by acceleration or otherwise, or under any other Loan Document, such Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment) (a) in the case of overdue principal, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) in all other cases, at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) equal to the sum of the Alternate Base Rate plus the Applicable Spread in effect from time to time plus 2.00%.
SECTION 2.08.    Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that dollar deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or facsimile notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, any request by either Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing. Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.
SECTION 2.09.    Termination and Reduction of Commitments. (a) The Commitments and the L/C Commitment shall automatically terminate on the Maturity Date.
(b)    Upon at least three Business Days’ prior irrevocable written or facsimile notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments; provided, however, that (i) each partial reduction of the Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000 and (ii) the Total Commitment shall not be reduced to an amount that is less than the Aggregate Credit Exposure at the time; provided that a notice of termination of the Commitments delivered by the Borrowers may state that such notice is conditioned upon the effectiveness of other credit facilities or debt financing (such notice to specify the proposed effective date), in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to such specified effective date) if such condition is not satisfied and the Borrowers shall indemnify the Lenders in accordance with Section 2.14 in connection therewith.
(c)    Each reduction in the Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrowers shall pay to the Administrative Agent for the account of the applicable Lenders, on the date of each termination or reduction, the Commitment Fees on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.
SECTION 2.10.    Conversion and Continuation of Borrowings. The applicable Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 12:00 (noon), New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than

11:00 a.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., New York City time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:
(i)    each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
(ii)    if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;
(iii)    each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by such Borrower at the time of conversion;
(iv)    if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, such Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.14;
(v)    any portion of a Borrowing maturing in less than one month may not be converted into or continued as a Eurodollar Borrowing;
(vi)    any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and
(vii)    upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.
Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (A) the identity and amount of the Borrowing that the applicable Borrower requests be converted or continued, (B) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If a Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.
SECTION 2.11.    Optional Prepayment. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, upon written or facsimile notice (or telephone notice promptly confirmed by written or facsimile notice) to the Administrative Agent before 12:00 (noon), New York City time (i) in the case of any prepayment of a Eurodollar Borrowing, at least three Business Days prior to the date designated for such prepayment or (ii) in the case of any prepayment of an ABR Borrowing, on the date of such prepayment; provided, however, that each partial prepayment shall be in an amount that is (x) in the case of any partial prepayment of a Eurodollar Borrowing, an integral multiple of $1,000,000 and not less than $5,000,000 or (y) in the case of any partial prepayment of an ABR Borrowing, an integral multiple of $1,000 and not less than $100,000.
(b)    In the event of a termination of all the Commitments, each Borrower shall repay or prepay all of its outstanding Borrowings on the date of such termination, together with accrued interest to but excluding the date of such payment. In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction or termination, the Administrative Agent shall notify the Borrowers and the Lenders of the Aggregate Credit Exposure after giving effect thereto and (ii) if the Aggregate Credit Exposure would exceed the Total Commitment after giving effect to such reduction or termination, then the Borrowers shall, on the date of such reduction or termination, repay or prepay Borrowings in an amount sufficient to eliminate such excess.
(c)    Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing by the amount stated therein on the date stated therein. All prepayments under this Section 2.11 shall be subject to Section 2.14 but otherwise without premium or penalty. All prepayments under this Section 2.11 (other than prepayments of ABR Loans prior to the Maturity Date) shall be accompanied by accrued interest on the principal amount being prepaid to but excluding the date of payment.
SECTION 2.12.    Reserve Requirements; Change in Circumstances.
(a) Notwithstanding any other provision of this Agreement, if after the date of this Agreement, but prior to the first date on which the events described in clauses (A), (B), (C) and (D) of subsection (d) of this Section 2.12 shall have occurred (the “Obligation Termination Date”), any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or the Issuing Bank or shall impose on such Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein or subject any Recipient to any Taxes (other than (i) Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document, which shall be solely governed by Section 2.18, (ii) Other Taxes, and (iii) Other Connection Taxes on gross or net income, profits or receipts (including value-added or similar Taxes, franchise Taxes and branch profits Taxes)) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan or increase the cost to any Lender, the Issuing Bank or such other Recipient of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient (whether of principal, interest or otherwise) by an amount deemed by such Lender, the Issuing Bank or such other Recipient to be material, then the applicable Borrower will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, upon demand such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank shall have determined that the adoption after the Effective Date, but prior to the Obligation Termination Date, of any law, rule, regulation, agreement or guideline regarding capital adequacy, or any change after the Effective Date, but prior to the Obligation Termination Date, in any such law, rule, regulation, agreement or guideline (whether such law, rule, regulation, agreement or guideline has been adopted) or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or the Issuing Bank or any Lender’s or the Issuing Bank’s holding company with any request or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or participation in Letters of Credit purchased by such Lender pursuant hereto or the Letters of Credit issued by the Issuing Bank pursuant hereto to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy) by an amount deemed by such Lender or the Issuing Bank to be material, then from time to time the applicable Borrower shall pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered. For the avoidance of doubt and notwithstanding anything herein to the contrary, this Section 2.12(b) shall apply to (x) the Dodd-Frank Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith concerning capital adequacy and (y) all requests, rules, regulations, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted, issued or implemented.
(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation under this Section 2.12 for any costs incurred or reduction suffered with respect to any date so long as such Lender or the Issuing Bank, as applicable, shall have notified the applicable Borrower that it will demand compensation for such costs or reduction under paragraph (c) above, not more than 90 days after the later of (i) such date and (ii) the date on which such Lender or the Issuing Bank, as applicable, shall have become aware of such costs or reduction. Notwithstanding the foregoing, no notification contemplated by the preceding sentence shall in any event be made more than 30 days after the date that (A) all the Obligations have been indefeasibly paid in full, (B) the Lenders have no further commitment to lend to either of the Borrowers under this Agreement, (C) the L/C Exposure has been reduced to zero and (D) the Issuing Bank has no further obligation to issue Letters of Credit under this Agreement. The protection of this Section 2.12 shall be available to each Lender and the Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement, guideline or other change or condition that shall have occurred or been imposed.
SECTION 2.13.    Change in Legality. (a) Notwithstanding any other provision of this Agreement, if, after the date hereof, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:
(i)    such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and
(ii)    such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.
In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(b)    For purposes of this Section 2.13, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.
SECTION 2.14.    Indemnity. Each Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan to such Borrower prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to such Borrower to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan to such Borrower, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender to such Borrower (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by such Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default by such Borrower in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.14 shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.
SECTION 2.15.    Pro Rata Treatment. Except as required under Section 2.13, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of the Commitment Fees and the L/C Participation Fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
SECTION 2.16.    Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against either Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans or L/C Disbursement as a result of which the unpaid principal portion of its Loans and participation in L/C Disbursements shall be proportionately less than the unpaid principal portion of the Loans and participation in L/C Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans and L/C Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans and L/C Exposure and participation in Loans and L/C Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans and L/C Exposure then outstanding as the principal amount of its Loans and L/C Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans and L/C Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.16 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Each Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan or L/C Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to such Borrower in the amount of such participation.
SECTION 2.17.    Payments. (a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any L/C Disbursement or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment (other than Issuing Bank Fees, which shall be paid directly to the Issuing Bank if other than the Administrative Agent) shall be made to the Administrative Agent at its offices at 1111 Fannin Street, 10th Floor, Houston, TX 77002. Notwithstanding the foregoing, each request by El Paso or the Administrative Agent to the Trustee for a payment under this Agreement must be by an authorized officer of the requesting party and must contain wire instructions for the account to which that payment is to be made.
(b)    Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.
SECTION 2.18.    Taxes. (a) Withholding of Taxes; Gross-Up. Each payment by any Loan Party under the Loan Documents shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
(b)    Payment of Other Taxes by the Borrower. The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)    Indemnification by the Borrowers. The Borrowers shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes with respect to amounts paid or payable under this Section 2.18(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(d) shall be paid within 15 days after the Recipient delivers to any Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.18(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f)    Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.18(f)(ii) and (iii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of a Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.18(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrowers and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(ii)    Without limiting the generality of the foregoing, each Lender shall, if it is legally eligible to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies reasonably requested by the Borrowers and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
(A)    in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
(B)    in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(C)     in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is includible in gross income for U.S. federal income tax purposes because it is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
(D)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected (or the interest payments are effectively connected but are not includible in the Non-U.S. Lender’s gross income for U.S. federal income tax purposes under an income tax treaty);

(E)     in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
(F)     any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrowers or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.
(iii)    If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.18 (including additional amounts paid pursuant to this Section 2.18), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.18(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.18(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.18(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

(h)    Issuing Bank. For purposes of Section 2.18(e) and (f), the term “Lender” includes the Issuing Bank.
SECTION 2.19.    Replacement or Termination of Lenders Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender or the Issuing Bank delivers a certificate requesting compensation pursuant to Section 2.12, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.13, (iii) either Borrower is required to pay any additional amount or to make any indemnification payment to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.18 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by either Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 10.04(b)), upon notice to such Lender or the Issuing Bank and the Administrative Agent, either (A) except in the case of clause (iv) above, so long as the Applicable Rating of either Rating Agency shall not be below BBB- or Baa3, as applicable, terminate the Commitment of such Lender and repay on the termination date specified in the applicable notice all obligations of the Borrowers owing to such Lender under this Agreement and the other Loan Documents as of such date (including, without limitation, any amounts under Section 2.12, 2.14 or 2.18) or (B) require such Lender or the Issuing Bank to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such termination or such transfer and assignment (as the case may be) shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) with respect to any such transfer and assignment pursuant to clause (B) above, except in connection with an assignment to another Lender or an Affiliate thereof, the Borrowers shall have received the prior written consent of the Administrative Agent and the Issuing Bank, which consent shall not unreasonably be withheld, and (z) the Borrowers or such assignee shall have paid to the affected Lender or the Issuing Bank in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans or L/C Disbursements of such Lender or the Issuing Bank, respectively, plus all Fees and other amounts accrued for the account of such Lender or the Issuing Bank hereunder (including any amounts under Section 2.12 and Section 2.14); provided further that, if prior to any such termination or any such transfer and assignment (as the case may be) the circumstances or event that resulted in such Lender’s or the Issuing Bank’s claim for compensation under Section 2.12 or notice under Section 2.13 or the amounts paid pursuant to Section 2.18, as the case may be, cease to cause such Lender or the Issuing Bank to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.13, or cease to result in amounts being payable under Section 2.18, as the case may be (including as a result of any action taken by such Lender or the Issuing Bank pursuant to paragraph (b) below), or if such Lender or the Issuing Bank shall waive its right to claim further compensation under Section 2.12 in respect of such circumstances or event or shall withdraw its notice under Section 2.13 or shall waive its right to further payments under Section 2.18 in respect of such circumstances or event or shall consent to the proposed waiver, amendment or other modification, as the case may be, then (1) the Borrowers shall not have the right to terminate the Commitment of such Lender pursuant to clause (A) above and (2) such Lender or the Issuing Bank shall not thereafter be required to make any such transfer and assignment hereunder, as applicable.
(b)    If (i) any Lender or the Issuing Bank shall request compensation under Section 2.12, (ii) any Lender or the Issuing Bank delivers a notice described in Section 2.13 or (iii) either Borrower is required to pay any additional amount to any Lender or the Issuing Bank or any Governmental Authority on account of any Lender or the Issuing Bank pursuant to Section 2.18, then such Lender or the Issuing Bank shall use reasonable efforts (which shall not require such Lender or the Issuing Bank to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.12 or enable it to withdraw its notice pursuant to Section 2.13 or would reduce amounts payable pursuant to Section 2.18, as the case may be, in the future. The Borrowers hereby agree, jointly and severally, to pay all reasonable costs and expenses incurred by any Lender or the Issuing Bank in connection with any such filing or assignment, delegation and transfer.
SECTION 2.20.    Letters of Credit. (a) General. Each of the Borrowers may request the issuance of a Letter of Credit, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, appropriately completed, for the account of such Borrower, at any time and from time to time while the Commitments remain in effect and, in the case of the Trustee only, the Trust Termination Date has not occurred. This Section 2.20 shall not be construed to impose an obligation upon the Issuing Bank to issue any Letter of Credit that is inconsistent with the terms and conditions of this Agreement.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. In order to request the issuance of a Letter of Credit (or to amend, renew or extend an existing Letter of Credit), the requesting Borrower shall hand deliver or telecopy to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) below), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare such Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended for the account of a Borrower only if, and upon issuance, amendment, renewal or extension of each Letter of Credit for the account of such Borrower, such Borrower shall be deemed to represent and warrant that, after giving effect to such issuance, amendment, renewal or extension, the Aggregate Credit Exposure shall not exceed the Total Commitment.
(c)    Expiration Date. Each Letter of Credit shall expire at the close of business on the earlier of the date one year after the date of the issuance of such Letter of Credit and the date that is five Business Days prior to the Maturity Date, unless such Letter of Credit expires by its terms on an earlier date. Each Letter of Credit may, upon the request of the applicable Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of 12 months or less (but not beyond the date that is five Business Days prior to the Maturity Date) unless the Issuing Bank notifies the beneficiary thereof at least 30 days prior to the then-applicable expiry date that such Letter of Credit will not be renewed.
(d)    Participation. By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit, effective upon the issuance of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Trustee or El Paso, as the case may be, forthwith on the date due as provided in Section 2.02(f). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e)    Reimbursement. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, the Trustee or El Paso, as the case may be, shall pay to the Administrative Agent an amount equal to such L/C Disbursement not later than 4:00 p.m., New York City time on the Business Day on which the Trustee or El Paso, as the case may be, shall have received notice from the Issuing Bank that payment of such draft will be made, or, if the Trustee or El Paso, as the case may be, shall have received such notice later than 10:00 a.m., New York City time, on any Business Day, not later than 1:00 p.m., New York City time, on the immediately following Business Day. Any failure by the Trustee or El Paso, as the case may be, to make a payment under this Section 2.20(e) shall not constitute a Default or an Event of Default if the Issuing Bank shall have been reimbursed for such L/C Disbursement out of the proceeds of a deemed Borrowing pursuant to Section 2.02(f).
(f)    Obligations Absolute. The obligations of the Trustee or El Paso, as the case may be, to reimburse L/C Disbursements as provided in paragraph (e) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:
(i)    any lack of validity or enforceability of any Letter of Credit or any other Loan Document, or any term or provision therein;
(ii)    any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any other Loan Document;
(iii)    the existence of any claim, setoff, defense or other right that the Trustee, El Paso or any other party guaranteeing, or otherwise obligated with, the Trustee or

El Paso, as the case may be, any Subsidiary or other Affiliate thereof or any other person may at any time have against the beneficiary under any Letter of Credit, the Issuing Bank, the Administrative Agent or any Lender or any other person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;
(iv)    any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)    payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and
(vi)    any other act or omission to act or delay of any kind of the Issuing Bank, the Lenders, the Administrative Agent or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.20, constitute a legal or equitable discharge of the obligations of the Trustee or El Paso, as the case may be, hereunder.
Without limiting the generality of the foregoing, it is expressly understood and agreed that the absolute and unconditional obligation of the Trustee or El Paso, as the case may be, hereunder to reimburse L/C Disbursements will not be excused by the gross negligence or willful misconduct of the Issuing Bank. However, the foregoing shall not be construed to excuse the Issuing Bank from liability to the Trustee or El Paso, as the case may be, to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Trustee or El Paso, as the case may be, to the extent permitted by applicable law) suffered by the Trustee or El Paso, as the case may be, that are caused by the Issuing Bank’s gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof; it is understood that the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit (i) the Issuing Bank’s exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall as promptly as possible give telephonic notification, confirmed by telecopy, to the Administrative Agent and the Trustee or El Paso, as the case may be, of such demand for payment and whether the Issuing Bank has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Trustee or El Paso, as the case may be, of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such L/C Disbursement. The Administrative Agent shall promptly give each Lender notice thereof.
(h)    Interim Interest. If the Issuing Bank shall make any L/C Disbursement in respect of a Letter of Credit, then, unless the Trustee or El Paso, as the case may be, shall reimburse such L/C Disbursement in full on such date, the unpaid amount thereof shall bear interest for the account of the Issuing Bank, for each day from and including the date of such L/C Disbursement, to but excluding the earlier of the date of payment by the Trustee or El Paso, as the case may be, or the date on which the Issuing Bank is reimbursed by the Lenders pursuant to Section 2.02(f), at the rate per annum that would apply to such amount if such amount were an ABR Loan.
(i)    Resignation or Removal of the Issuing Bank. The Issuing Bank may resign at any time by giving 180 days’ prior written notice to the Administrative Agent, the Lenders and the Borrowers, and may be removed at any time by the Borrowers by notice to the Issuing Bank, the Administrative Agent and the Lenders. Subject to the next succeeding paragraph, upon the acceptance of any appointment as the Issuing Bank hereunder by a Lender that shall agree to serve as successor Issuing Bank, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Bank and the retiring Issuing Bank shall be discharged from its obligations to issue additional Letters of Credit hereunder. At the time such removal or resignation shall become effective, the Borrowers shall pay all accrued and unpaid fees pursuant to Section 2.05(c)(ii). The acceptance of any appointment as the Issuing Bank hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrowers and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or removal of the Issuing Bank hereunder, the retiring Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation or removal, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing or, with respect to the Trustee L/C Exposure only, the Trust Termination Date shall occur, the Trustee or El Paso, as the case may be, shall, on the Business Day it receives notice from the Administrative Agent or the Required Lenders thereof and of the amount to be deposited, deposit in an account with the Administrative Agent, for the benefit of the Lenders, an amount in cash equal to the Trustee L/C Exposure or the El Paso L/C Exposure, as the case may be, as of such date. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits in Permitted Investments, which investments shall be made at the option and sole discretion of the Administrative Agent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall (i) automatically be transferred to the Administrative Agent and be applied by the Administrative Agent to reimburse the Issuing Bank for L/C Disbursements for which it has not been reimbursed, (ii) be held for the satisfaction of the reimbursement obligations of the Trustee or El Paso, as the case may be, for the Trustee L/C Exposure or the El Paso L/C Exposure, as the case may be, at such time and (iii) if the maturity of the Loans has been accelerated, be transferred to the Administrative Agent and be applied to satisfy the Obligations (of both the Trustee and El Paso). If the Trustee or El Paso, as the case may be, is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, (x) such amount (to the extent not applied as aforesaid) shall be returned to the Trustee or El Paso, as the case may be, within three Business Days after all Events of Default have been cured or waived and (y) at any time that the amount of such cash collateral exceeds the Trustee L/C Exposure or El Paso L/C Exposure, as the case may be, the amount of such excess shall be promptly returned to the Trustee or El Paso, as the case may be.
SECTION 2.21.    Increase of Commitments. (a) El Paso may, by written notice to the Administrative Agent, request that the Total Commitment be increased by an aggregate amount not to exceed the Incremental Facility Amount at such time. Upon the receipt of such request by the Administrative Agent, the Administrative Agent shall deliver a copy thereof to each Lender. Such notice shall set forth the amount of the requested increase (which shall be in minimum increments of $1,000,000 and a minimum amount of $10,000,000 or equal to the remaining Incremental Facility Amount) and the date on which such increase is requested to become effective (which shall be not less than 10 days nor more than 60 days after the date of such notice and which, in any event, must be on or prior to the Maturity Date), and shall offer each Lender the opportunity to increase its Commitment by its Applicable Percentage of the proposed increased amount. Each Lender shall, by notice to El Paso and the Administrative Agent given not more than 10 days after the date of the Administrative Agent’s notice, either agree to increase its Commitment by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its Commitment (and any Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Commitment). In the event that, on the 10th day after the Administrative Agent shall have delivered a notice pursuant to the second sentence of this paragraph, the Increasing Lenders shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase requested by El Paso, El Paso may arrange for one or more banks or other entities (any such bank or other entity being called an “Augmenting Lender”), which may include any Lender, to extend Commitments or increase their existing Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Augmenting Lender (that is not an existing Lender) shall be subject to the prior written approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld or delayed), and the Borrowers and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence such Augmenting Lender’s Commitment and/or its status as a Lender hereunder. Any such increase may be made in an amount that is less than the increase requested by El Paso if El Paso is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that, after giving effect to any increase pursuant to this Section 2.21, the outstanding Loans (if any) are held by the Lenders in accordance with their new Applicable Percentages. This may be accomplished at the discretion of the Administrative Agent, following consultation with El Paso, (i) by requiring the outstanding Loans to be prepaid with the proceeds of a new Borrowing, (ii) by permitting the Borrowings outstanding at the time of any increase in the Total Commitment pursuant to this Section 2.21 to remain outstanding until the last day of the respective Interest Periods therefor, even though the Lenders would hold the Loans comprising such borrowings other than in accordance with their new Applicable Percentage, (iii) by requiring each Increasing Lender and Augmenting Lender to purchase by assignment from the other Lenders (in which case such other Lenders shall assign to the Increasing Lenders and Augmenting Lenders) such portion of the outstanding Loans, if any, owing to them as shall be designated by the Administrative Agent such that, after giving effect to all such purchases and assignments, the outstanding Loans owing to each Lender shall equal such Lender’s Applicable Percentage of the aggregate amount of Loans owing to all Lenders or (iv) by any combination of the foregoing. Any prepayment described in this paragraph (b) shall be subject to Section 2.14, but shall otherwise be without premium or penalty. In addition, on the effective date of any such increase in the Total Commitment pursuant to this Section 2.21, each Increasing Lender and Augmenting Lender shall be deemed to have purchased by assignment from the other Lenders (and such other Lenders shall be deemed to have assigned to the Increasing Lenders and Augmenting Lenders) a portion of the participations (if any) then held by such other Lenders in the outstanding L/C Exposure, such that, after giving effect to all such deemed purchases and assignments, each Lender’s L/C Exposure shall equal such Lender’s Applicable Percentage of the aggregate L/C Exposure at such time.
(c)    Notwithstanding the foregoing, no increase in the Total Commitment shall become effective under this Section 2.21 unless (i) on the date of such increase, the conditions set forth in paragraphs (b) and (c) of Section 4.01 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of El Paso, (ii) the Borrowers shall have received all consents, approvals and authorizations of, and shall have made all registrations and filings with, any Governmental Authority required in connection with such increase, each of which shall be in full force and effect and not subject to any appeal or stay, (iii) if requested, the Administrative Agent shall have received legal opinions, certificates and board resolutions consistent with those delivered on the Effective Date under paragraphs (a), (b) and (c) of Section 4.02, and (iv) the Borrowers shall have delivered to the Administrative Agent such other consents, authorizations, certificates and other documents as the Administrative Agent may reasonably request in connection with such increase (including, without limitation, any new or replacement Notes requested by the applicable Increasing Lenders or Augmenting Lenders pursuant to Section 2.04(e)).

ARTICLE III

Representations and Warranties
Each of El Paso and, subject to Section 10.19, the Trustee represents and warrants to the Administrative Agent, the Issuing Bank and each of the Lenders that as of the Effective Date and thereafter on each date as required by Section 4.01(b):
SECTION 3.01.    Organization; Powers. (a) El Paso and each of the Material Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to result in a Material Adverse Effect, and (iv) has the corporate power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.
(b)    BONY is a national banking association duly incorporated, validly existing and in good standing under the laws of the United States of America, and in its capacity as Trustee, (i) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted and (ii) has all requisite power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated hereby to which it is or will be a party and to borrow hereunder.
SECTION 3.02.    Authorization. (a) The execution, delivery and performance by it and each of its Material Subsidiaries (as applicable) of each of the Loan Documents, the Trust Agreement and the Purchase Contract to which it is or will be a party and (b) the Borrowings by it hereunder, the request for the issuance of Letters of Credit and the use by it of the proceeds of the Loans and the Letters of Credit (collectively, the “Transactions”), (x) have been duly authorized by all requisite corporate, trust and, if required, stockholder action and (y) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the articles of incorporation or other constitutive documents or by-laws of El Paso or any of its Material Subsidiaries or of the Trust Agreement, as applicable, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by it.
SECTION 3.03.    Enforceability. Each of the Loan Documents has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with such document’s terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).
SECTION 3.04.    Governmental Approvals. Except as set forth on Schedule 3.04, no action, consent or approval of, registration or filing with or any other action by, any Governmental Authority is or will be required in connection with the Transactions, except for such as have been made or obtained, are in full force and effect and are not subject to any appeal or stay.
SECTION 3.05.    Financial Statements. El Paso has heretofore furnished to the Lenders its consolidated balance sheets and related statements of operations, shareholders’ equity and cash flows (a) as of and for the fiscal year ended December 31, 2010, audited by and accompanied by the opinion of KPMG LLP, independent public accountants, and (b) as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2011, certified by a Financial Officer. Such financial statements present fairly the financial condition and results of operations and cash flows of El Paso and its consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of El Paso and its consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis (except as approved by such accountants or officer, as the case may be, and disclosed therein).
SECTION 3.06.    No Material Adverse Change. There has been no material adverse change in the business, assets, operations or financial condition of El Paso and the Subsidiaries, taken as a whole, since December 31, 2010.
SECTION 3.07.    Subsidiaries. As of the Effective Date, El Paso has no Material Subsidiaries and, except as set forth on Schedule 3.07, no other Subsidiaries.
SECTION 3.08.    Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.08, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to its knowledge, threatened against or affecting it or, in the case of El Paso, the Subsidiaries or any business, property or rights of any such person (i) that in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document or (ii) that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(b)    Except as set forth on Schedule 3.08, neither it nor, in the case of El Paso, any of the Subsidiaries or any of their respective material properties or assets, is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.09.    Federal Reserve Regulations. (a) Neither it nor, in the case of El Paso, any of the Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)    No part of the proceeds of any Loan made to it or any Letter of Credit issued for its benefit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, Regulation U or Regulation X.
SECTION 3.10.    Investment Company Act. It is not an “investment company as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
SECTION 3.11.    Use of Proceeds. It will use the proceeds of the Loans and will request the issuance of Letters of Credit only for the purposes specified in Section 5.08.
SECTION 3.12.    Tax Returns. Each of El Paso and the Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns or materials required to have been filed by it and has paid or caused to be paid all taxes due and payable by it and all assessments received by it, except taxes that are being contested in good faith by appropriate proceedings and for which El Paso or such Subsidiary, as applicable, shall have set aside on its books adequate reserves.
SECTION 3.13.    No Material Misstatements. (i) The Annual Report on Form 10-K filed by El Paso with the SEC for the fiscal year ended December 31, 2010, (ii) the Quarterly Report on Form 10-Q filed by El Paso with the SEC for the fiscal quarter ended September 30, 2011 and (iii) any Current Reports on Form 8-K filed by El Paso with the SEC prior to the Effective Date, taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided that to the extent any part of such information was based upon or constitutes a forecast or projection, El Paso represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information.
SECTION 3.14.    Employee Benefit Plans. El Paso and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. Schedule SB to the most recent annual report filed with the United States Internal Revenue Service with respect to each Plan is complete and accurate in all material respects. Since the date of the Schedule SB in effect on the Effective Date, there has been no material adverse change in the funded status of any Plan. None of El Paso or any of its ERISA Affiliates has incurred any liability as a result of a Plan termination which remains outstanding which would subject El Paso or any of its ERISA Affiliates to a liability in excess of $7,500,000.
SECTION 3.15.    Environmental Matters. Except as set forth in Schedule 3.15:
(a)    The properties owned or operated by El Paso and the Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute or constituted a violation of, or (ii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations and liabilities, in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(b)    All Environmental Permits have been obtained and are in effect with respect to the Properties and operations of El Paso and the Subsidiaries, and the Properties and all operations of El Paso and the Subsidiaries are in compliance with all Environmental Laws and all necessary Environmental Permits, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;
(c)    There have been no Releases or threatened Releases at, from, under or proximate to the Properties or otherwise in connection with the operations of El Paso or the Subsidiaries, which Releases or threatened Releases, in the aggregate, would reasonably be expected to result in a Material Adverse Effect;
(d)    None of El Paso and the Subsidiaries has received any notice of an Environmental Claim or request for information under any Environmental Law in connection with the Properties or the operations of El Paso or the Subsidiaries or with regard to any person whose liabilities for environmental matters El Paso or any Subsidiary has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, which, in the aggregate, would reasonably be expected to result in a Material Adverse Effect, nor do El Paso or the Subsidiaries have reason to believe that any such notice will be received or is being threatened; and
(e)    Hazardous Materials have not been transported from the Properties, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in a manner that could reasonably be expected to give rise to liability under any Environmental Law, which in either case would reasonably be expected to result in a Material Adverse Effect, nor have El Paso or the Subsidiaries retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.16.    Insurance. El Paso and the Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice. All such insurance is in full force and effect and all premiums have been duly paid.
SECTION 3.17.    Anti-Terrorism Laws, etc. (a) Such Borrower’s use of the proceeds of the Loans will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
(b)    Neither such Borrower nor any Subsidiary thereof (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) to such Borrower’s knowledge, engages in any dealings or transactions with any such person. Each Borrower and the Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

ARTICLE IV

Conditions of Lending
The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
SECTION 4.01.    All Credit Events. On the date of each Borrowing and on the date of each issuance, amendment, renewal or extension of a Letter of Credit (each such event being called a “Credit Event”):
(a)    The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, renewal or extension of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, renewal or extension of such Letter of Credit as required by Section 2.20(b).
(b)    Except in the case of a Borrowing that does not increase the aggregate principal amount of Loans outstanding of any Lender, the representations and warranties set forth herein (other than, with respect to any Credit Event after the Effective Date, the representations and warranties set forth in Sections 3.06 and 3.08(a)) and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
(c)    At the time of and immediately after such Credit Event, no Event of Default or Default shall have occurred and be continuing.
Each Credit Event shall be deemed to constitute a representation and warranty by each Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) (except as aforesaid) and (c) of this Section 4.01.
SECTION 4.02.    Effective Date. On the Effective Date (it being acknowledged and agreed by the parties hereto that this Agreement shall not become effective until the date on which the following conditions have been satisfied):
(a)    The Administrative Agent shall have received, on behalf of itself, the Lenders, the Syndication Agent and the Issuing Bank, favorable written opinions of (i) Davis Polk & Wardwell LLP, counsel for El Paso, (ii) Andrews Kurth LLP, counsel for the Trustee, (iii) each local regulatory counsel listed on Schedule 4.02(a), and (iv) the General Counsel of El Paso, in each case (A) dated the Effective Date, (B) addressed to the Issuing Bank, the Administrative Agent, the Syndication Agent and the Lenders, (C) covering such customary matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request and (D) otherwise in form and substance reasonably satisfactory to the Administrative Agent, and the Borrowers hereby request such counsel to deliver such opinions.

(b)    The Administrative Agent shall have received (i) a certificate of the Secretary or Assistant Secretary of El Paso dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation of El Paso filed with the Secretary of State of Texas on or prior to the Effective Date and as in effect on the Effective Date, (B) that attached thereto is a true and complete copy of the by-laws of El Paso as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of El Paso authorizing the execution, delivery and performance of the Loan Documents to which El Paso is or is to be a party and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (D) that attached thereto is a true and complete copy of the Trust Agreement, together with any supplemental instructions pursuant thereto required in connection with this Agreement, and that the Trust Agreement has not been modified, rescinded or amended and is in full force and effect, (E) that attached thereto are true and complete copies of all governmental approvals listed on Schedule 3.04, each of which is in full force and effect as of the Effective Date, and (F) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of El Paso; (ii) a certificate of another officer of El Paso as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (i) above; (iii) a certificate of the Secretary or Assistant Secretary of BONY dated the Effective Date and certifying as to the incumbency and specimen signature of each Person executing this Agreement or any other document delivered in connection herewith on behalf of the Trustee; and (iv) such other customary closing documents as the Lenders, the Issuing Bank, the Syndication Agent or the Administrative Agent may reasonably request.
(c)    The Administrative Agent shall have received good standing certificates with respect to each Borrower (with respect to El Paso, from the Secretary of State of Texas and the Secretary of State of New Mexico, and with respect to BONY, from the Comptroller of the Currency), in each case issued as of a recent date.
(d)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer of El Paso, certifying that (i) the representations and warranties set forth in this Agreement and in the other Loan Documents that pertain to El Paso are true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date), and (ii) no Event of Default or Default that pertains to El Paso has occurred and is continuing.
(e)    The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Senior Associate of the Trustee, certifying that (i) the representations and warranties set forth in this Agreement and in the other Loan Documents that pertain to the Trustee are true and correct in all material respects on and as of the Effective Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects as of such earlier date), and (ii) no Event of Default or Default that pertains to the Trustee has occurred and is continuing.
(f)    (i)  The Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket fees and expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document or under the Commitment Letter dated November 3, 2011, between the Administrative Agent and El Paso; and (ii) the Syndication Agent shall have received all fees payable by El Paso pursuant to that certain fee letter agreement, dated the Effective Date, between the Syndication Agent and El Paso, together with, to the extent invoiced, reimbursement or payment of all reasonable fees and out-of-pocket disbursements of counsel to the Syndication Agent and other out-of-pocket expenses of the Syndication Agent required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.
(g)    All requisite Governmental Authorities shall have approved or consented to the Transactions to the extent required (and such approvals shall be in full force and effect) and there shall be no action, actual or threatened, before any Governmental Authority or arbitrator that (a) has a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or (b) would reasonably be expected to result in a Material Adverse Effect.
(h)    The Lenders shall have received, to the extent requested, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
ARTICLE V

Affirmative Covenants
Each of El Paso and, subject to Section 10.19, the Trustee covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (or sufficient cash collateral has been deposited with the Administrative Agent in an amount equal to the then outstanding L/C Exposure), unless the Required Lenders shall otherwise consent in writing, each of the Borrowers will, and El Paso will cause each of the Material Subsidiaries to:
SECTION 5.01.    Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
(b)    Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits (including Environmental Permits), franchises and authorizations material to the conduct of its business; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any

Governmental Authority (including, without limitation, ERISA and Environmental Laws and Environmental Permits), whether now in effect or hereafter enacted; conduct any Remedial Action in substantial compliance with Environmental Laws; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition, ordinary wear and tear excepted; except in each case where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.02.    Insurance. With respect to El Paso, keep its insurable properties, the insurable properties of the Material Subsidiaries and the insurable properties of the Trustee adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including nuclear hazard, fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations; and maintain such other insurance as may be required by law.
SECTION 5.03.    Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien.
SECTION 5.04.    Financial Statements, Reports, etc. Furnish to the Administrative Agent (and the Administrative Agent shall promptly after receipt thereof make available to each Lender):
(a)    with respect to El Paso, within 120 days after the end of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows showing its financial condition as of the close of such fiscal year and the results of its operations during such year, all audited by KPMG LLP or other independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present its financial condition and results of operations in accordance with GAAP consistently applied;
(b)    with respect to El Paso, within 60 days after the end of each of the first three fiscal quarters of each fiscal year, its consolidated balance sheet and related statements of operations, stockholders’ equity, and cash flows showing its financial condition as of the close of such fiscal quarter and the results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by one of its Financial Officers, as fairly presenting its financial condition and results of operations on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments;

(c)    with respect to El Paso, concurrently with any delivery of financial statements under sub-paragraph (a) or (b) above, a certificate of a Financial Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
(d)    with respect to El Paso, promptly after the same become publicly available, copies of all periodic and other reports and definitive proxy statements (other than any registration statement on Form S-8 or its equivalent) filed by it or any Subsidiary with the SEC, or distributed to its shareholders generally;
(e)    with respect to the Trustee, concurrently with the delivery thereof to El Paso, copies of its periodic trust reports;
(f)    with respect to El Paso, promptly after El Paso shall have received notice thereof, notice of any change in the debt rating of the Index Debt, or any notice that El Paso or any Index Debt shall be placed on “CreditWatch” or “WatchList” or any similar list maintained by either Rating Agency, in each case with negative implications;
(g)    promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(h)    promptly, from time to time, such other information regarding the operations, business affairs and financial condition of such Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.05.    Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of such Borrower obtains actual knowledge thereof:
(a)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto; and
(b)    the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against it or, in the case of El Paso, any Material Subsidiary that would reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06.    Employee Benefits. With respect to El Paso, furnish to the Administrative Agent as soon as possible, and in any event within 10 days, after any Responsible Officer of El Paso or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Event, would reasonably be expected to result in liability of El Paso in an aggregate amount exceeding $7,500,000 or requiring payments exceeding $2,500,000 in any year, a statement of a Financial Officer of El Paso setting forth details as to such ERISA Event and the action, if any, that El Paso proposes to take with respect thereto.
SECTION 5.07.    Maintaining Records; Access to Properties and Inspections. (a) Keep adequate records and books of account, in which full and correct entries shall be made of all of its financial transactions and its assets and business so as to permit El Paso and its Subsidiaries to present financial statements in accordance with GAAP.
(b)    Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of such Borrower or such Material Subsidiary upon reasonable notice and at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such Borrower or such Material Subsidiary with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract); provided that the costs and expenses incurred by any such Lender in connection with any such visitation, inspection, extracts, copies or discussions shall be, upon the occurrence and during the continuation of a Default or an Event of Default, for the account of El Paso, and, in all other circumstances, for the account of such Lender. It is understood and agreed that the costs and expenses incurred by the Administrative Agent in connection with any such visitation, inspection, extracts, copies or discussions shall be for the account of El Paso.
SECTION 5.08.    Use of Proceeds. (a) Use the proceeds of the Loans made to it on and after the Effective Date (i) in the case of El Paso, solely (A) to provide working capital to El Paso, (B) for general corporate purposes, including commercial paper back-up, and (C) to pay related fees and expenses, and (ii) in the case of the Trustee, solely (A) to finance the purchase of Nuclear Fuel by the Trustee in accordance with the Trust Agreement and the Purchase Contract, (B) to pay interest on and accrued fees with respect to the Trust Senior Unsecured Notes, (C) to pay interest and other amounts payable hereunder by the Trustee as needed and (D) to pay related fees and expenses; and (b) request the issuance of Letters of Credit (i) in the case of Letters of Credit issued for the account of El Paso, solely for general corporate purposes, and (ii) in the case of Letters of Credit issued for the account of the Trustee, solely to support obligations incurred by the Trustee in respect of the purchase of Nuclear Fuel in accordance with the Trust Agreement and the Purchase Contract.
SECTION 5.09.    Subsidiary Guarantors. El Paso shall promptly (and in any event within thirty (30) days (or such longer period not to exceed forty-five (45) days as the Administrative Agent may agree in its reasonable discretion) after the creation, acquisition or existence of any Material Subsidiary) cause each Material Subsidiary to execute a guarantee of all the El Paso Obligations pursuant to a Subsidiary Guarantee Agreement. In furtherance of the foregoing, El Paso shall give prompt notice to the Administrative Agent of the creation, acquisition or existence of any such Material Subsidiary.
SECTION 5.10.    Maintenance of Ratings. Use commercially reasonable efforts to cause at all times Applicable Ratings to be in effect.

ARTICLE VI

Negative Covenants
Each of El Paso and, subject to Section 10.19, the Trustee covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full (or sufficient cash collateral has been deposited with the Administrative Agent in an amount equal to the then outstanding L/C Exposure), unless the Required Lenders shall otherwise consent in writing:
SECTION 6.01.    Subsidiary Indebtedness. El Paso will not permit any Subsidiary that is not a Subsidiary Guarantor to incur, create, assume or permit to exist (collectively, “incur”) any Indebtedness, except:
(a)    Indebtedness of any such Subsidiary owed to El Paso or any Subsidiary Guarantor;
(b)    Indebtedness of any Receivables Subsidiary incurred pursuant to the Receivables Facility Documents in an aggregate principal amount not in excess of $100,000,000 outstanding at any time; and
(c)    Indebtedness of Subsidiaries not otherwise permitted by the foregoing paragraphs of this Section 6.01; provided that the aggregate principal amount of all Indebtedness of all such Subsidiaries outstanding under this paragraph (c) and Indebtedness secured by Liens permitted by Section 6.02(o) shall not exceed 15% of Total Consolidated Capital.
SECTION 6.02.    Liens. Neither Borrower will, nor will El Paso permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:
(a)    Liens on property or assets of El Paso existing on the date hereof and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof;
(b)    Liens to secure the Obligations;
(c)    any Lien existing on any Operating Property prior to the acquisition thereof by El Paso or any Subsidiary to secure Indebtedness assumed by El Paso or any Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of either Borrower or any Subsidiary;
(d)    Liens for taxes or assessments by any Governmental Authority not yet due or which are being contested in compliance with Section 5.03;

(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’, licensors’ or other like Liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in compliance with Section 5.03;
(f)    pledges and deposits made in the ordinary course of El Paso’s business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;
(g)    deposits by El Paso to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h)    zoning restrictions, easements, rights-of-way, restrictions on use of real property or permit or license requirements and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Borrowers or any Material Subsidiary;
(i)    Liens to secure Indebtedness incurred by El Paso in connection with the acquisition or lease by El Paso in the ordinary course of business, after the date hereof, of furniture, fixtures, equipment and other assets not owned by El Paso on the date hereof; provided that (i) such Indebtedness shall not be secured by any Operating Property of El Paso other than the Operating Property with respect to which such Indebtedness is incurred and (ii) the Lien securing such Indebtedness shall be created within 90 days of the incurrence of such Indebtedness;
(j)    Liens of a Mortgage Indenture to secure First Mortgage Bonds in an aggregate principal amount not to exceed $550,000,000 issued in exchange for or to secure or to repurchase, repay or otherwise refinance the Indebtedness of El Paso under the Senior Unsecured Notes;
(k)    Liens to secure Indebtedness of any person existing at the time such person is merged into or consolidated with, or such person disposes of all or substantially all its properties (or those of a division) to, El Paso or any Material Subsidiary;
(l)    Liens to secure Indebtedness incurred by El Paso to acquire, construct, develop or substantially repair, alter or improve Operating Property or to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose; provided that such Indebtedness is incurred contemporaneously with, or within 24 months after, such acquisition or the completion of construction, development or substantial repair, alteration or improvement;
(m)    Liens to secure, directly or indirectly, (i) El Paso’s obligations with respect to debt issued by any Governmental Authority, including debt represented by securities issued by any such Governmental Authority (or providers of credit enhancement with respect to such securities), including, without limitation, El Paso’s obligations with respect to industrial development, pollution control or similar revenue bonds incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving El Paso’s Operating Property (any such debt being referred to herein as “Specified Debt”), and (ii) El Paso’s obligations with respect to Indebtedness issued in exchange for or to repurchase or repay or otherwise refinance any Specified Debt;
(n)    Liens on the property of any Receivables Subsidiary incurred pursuant to the Receivables Facility Documents and Liens in favor of any Receivables Subsidiary granted by El Paso or any other Subsidiary with respect to Receivables purportedly sold to any Receivables Subsidiary by El Paso or such other Subsidiary pursuant to a Receivables Facility;
(o)    Liens created by a Mortgage Indenture and securing the payment of the fees and expenses of the trustee in respect of such Mortgage Indenture;
(p)    one or more attachments or other similar Liens on assets of El Paso or any Subsidiary arising in connection with court proceedings (i) in an aggregate principal amount not in excess of $10,000,000 (so long as El Paso or such Subsidiary has set aside adequate reserves therefor) or (ii) the execution of which has been stayed or which has been appealed and secured, if necessary, by an appeal bond; provided that in each case no Event of Default shall result therefrom;
(q)    any Lien arising by operation of law on the assets of El Paso or any Subsidiary in favor of any Governmental Authority with respect to any franchise, grant, license, permit or contract; and
(r)    Liens that are not otherwise permitted by any of the foregoing paragraphs of this Section 6.02; provided that, at the time that any such Lien is granted (and after giving effect thereto), the aggregate outstanding principal amount of all Indebtedness outstanding under Section 6.01(c) and Indebtedness secured by Liens permitted by this Section 6.02(r) shall not exceed 15% of Total Consolidated Capital.
SECTION 6.03.    Sale and Lease-Back Transactions. Neither Borrower will, nor will El Paso permit any Material Subsidiary to, enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale Lease-Back Transaction”), except for (i) any Sale Lease-Back Transaction that constitutes a Capital Lease Obligation otherwise permitted to be incurred under this Agreement, and (ii) Sale Lease-Back Transactions of real property and tangible personal property with an aggregate fair market value not to exceed $50,000,000 at any time.
SECTION 6.04.    Investments, Loans and Advances. Neither Borrower will, nor will El Paso permit any Material Subsidiary to, purchase, hold or acquire any capital stock, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other person in excess of $5,000,000 at any time outstanding (without giving effect to any write-offs or write-downs thereof), except:
(a)    investments by El Paso or any Material Subsidiary in the capital stock of a Subsidiary; provided however, that the aggregate cumulative amount of El Paso’s and the Material Subsidiaries’ investments in, and loans and advances to, such Subsidiaries that are not Loan Parties shall not exceed $20,000,000;
(b)    Permitted Investments;
(c)    Investments of El Paso existing on the Effective Date and set forth on Schedule 6.04;
(d)    Investments received in connection with the bankruptcy or reorganization of customers and suppliers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(e)    Investments in intercompany loans between and among El Paso and any Subsidiary Guarantor; and
(f)    Investments made in connection with and to facilitate the Receivables Facilities.
SECTION 6.05.    Mergers, Consolidations and Sales of Assets and Acquisitions. Neither Borrower will, nor will El Paso permit any Material Subsidiary to, merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets (whether now owned or hereafter acquired) or any capital stock of any Material Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person except that (a) the Trustee may purchase and sell Nuclear Fuel in accordance with the provisions of the Purchase Contract, (b) El Paso and any Material Subsidiary may sell Receivables pursuant to a Receivables Facility, (c) El Paso may sell or contribute transmission assets to the extent that FERC orders such assets to be sold in connection with joining a Regional Transmission Organization, (d) El Paso or any Material Subsidiary may merge with another person if (x) El Paso or such Material Subsidiary, as the case may be, is the surviving corporation (subject to clause (e) below) and (y) no Default shall have occurred and be continuing after giving effect to such merger, and (e) any Material Subsidiary may merge with El Paso if El Paso is the surviving corporation.
SECTION 6.06.    Transactions with Affiliates. Neither Borrower will, nor will El Paso permit any Subsidiary to, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than its Wholly Owned Subsidiaries), except that (a) El Paso or any Subsidiary may engage in any of the foregoing transactions in the ordinary course of business at prices and on terms and conditions not less favorable to El Paso or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (b) El Paso and any Subsidiary may sell Receivables pursuant to a Receivables Facility.

SECTION 6.07.    Businesses of Borrowers and Material Subsidiaries. Neither Borrower will, nor will El Paso permit any Material Subsidiary to, engage at any time in any business or business activity other than (a) with respect to El Paso and the Material Subsidiaries, the business conducted by them on the Effective Date and business activities reasonably incidental thereto, and (b) with respect to the Trustee, purchasing, holding title to, making payments with respect to and selling Nuclear Fuel pursuant to, and on the terms set forth in, the Trust Agreement and the Purchase Contract.
SECTION 6.08.    Other Agreements. Neither Borrower will, nor will El Paso permit any Subsidiary to, permit any waiver, supplement, modification, amendment, termination or release of (i) the Trust Agreement or the Purchase Contract or (ii) the Receivables Facility Documents, in each case to the extent that any such waiver, supplement, modification, amendment, termination or release would be adverse to the Lenders in any material respect.
SECTION 6.09.    Debt to Capitalization Ratio. El Paso will not permit the ratio of (i) Total Consolidated Debt to (ii) Total Consolidated Capital as of the last day of any fiscal quarter to be in excess of 0.65 to 1.00.
SECTION 6.10.    Fiscal Year. Neither Borrower will, nor will El Paso permit any Subsidiary to, change the end of its fiscal year from December 31 to any other date.
ARTICLE VII

Events of Default
In case of the happening of any of the following events (“Events of Default”):
(a)    any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; or
(b)    default shall be made in the payment of any principal of any Loan or, subject to Section 2.20(e), the reimbursement with respect to any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or
(c)    default shall be made in the payment of any interest on any Loan or any Fee or L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days; or
(d)    default in any material manner shall be made in the due observance or performance by either Borrower or any Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) or 5.05 or in Article VI; or

(e)    default shall be made in the due observance or performance by either Borrower or any Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrowers; or
(f)    either Borrower or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in a principal amount in excess of $10,000,000, when and as the same shall become due and payable, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or
(g)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of either Borrower or any Material Subsidiary or of a substantial part of the property or assets of either Borrower or any such Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Material Subsidiary or for a substantial part of the property or assets of either Borrower or any such Material Subsidiary or (iii) the winding-up or liquidation of either Borrower or any Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(h)    either Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any such Material Subsidiary or for a substantial part of the property or assets of either Borrower or any such Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing; or
(i)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against either Borrower or any Subsidiary and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of either Borrower or any Subsidiary to enforce any such judgment; or

(j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events, would reasonably be expected to result in liability of El Paso and its ERISA Affiliates in an aggregate amount exceeding $10,000,000 or requires payments exceeding $5,000,000 in any year; or
(k)    there shall have occurred a Change in Control; or
(l)    a Purchase Contract Default shall have occurred and be continuing;
then, and in every such event (other than an event with respect to either Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to either Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of each Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by each Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII

The Administrative Agent
In order to expedite the transactions contemplated by this Agreement, JPMorgan is hereby appointed to act as Administrative Agent on behalf of the Lenders and the Issuing Bank. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee or the Issuing Bank and to exercise such powers as are specifically delegated to the Administrative Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders and the Issuing Bank, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders and the Issuing Bank all payments of principal of and interest on the Loans, all payments in respect of L/C Disbursements and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender or the Issuing Bank its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by either Borrower pursuant to this Agreement or the other Loan Documents as received by the Administrative Agent.
Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by each Borrower or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement, any other Loan Document, or any other document, instrument or agreement. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to either Borrower on account of the failure of or delay in performance or breach by any Lender or the Issuing Bank of any of its obligations hereunder or to any Lender or the Issuing Bank on account of the failure of or delay in performance or breach by any other Lender or the Issuing Bank or either Borrower of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
The Lenders hereby acknowledge that (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing and (b) the Administrative Agent shall not be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.
Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Borrowers. Upon any such resignation, the Required Lenders shall have the right to appoint a successor reasonably satisfactory to Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not an Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with either Borrower or any Subsidiary or other Affiliates thereof as if it were not an Administrative Agent.
Each Lender agrees (a) to reimburse the Administrative Agent, on demand, in the amount of its Applicable Percentage of any expenses incurred for the benefit of the Lenders by the Administrative Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, that shall not have been reimbursed by the Borrowers and (b) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against it in its capacity as Administrative Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers, provided that no Lender shall be liable to the Administrative Agent or any such other indemnified person for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its directors, officers, employees or agents.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX

Guarantee
As a result of the arrangements contemplated by the Trust Agreement and the Purchase Contract for the financing by the Trustee of Nuclear Fuel, El Paso acknowledges that it will derive substantial benefit from the commitments of the Lenders to make Loans to the Trustee and the commitment of the Issuing Bank to issue Letters of Credit for the account of the Trustee. To induce the Lenders to make the Loans and the Issuing Bank to issue Letters of

Credit and to enter into this Agreement, El Paso agrees with each Lender, the Issuing Bank, the Syndication Agent and the Administrative Agent (each such person, together with its successors and assigns, a “Guaranteed Party”) as follows:
SECTION 9.01.    Guarantee. El Paso unconditionally guarantees, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Trustee, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Trustee under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Trustee to the Guaranteed Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Trustee under or pursuant to this Agreement and the other Loan Documents (all the monetary and other obligations referred to in the preceding clauses (a) and (b) being collectively called the “Trust Obligations”). El Paso further agrees that the Trust Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Trust Obligation.
SECTION 9.02.    Obligations Not Waived. To the fullest extent permitted by applicable law, El Paso waives presentment to, demand of payment from and protest to the Trustee of any of the Trust Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of El Paso hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against the Trustee, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of this Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other guarantor of the Trust Obligations or (c) any release or substitution of any one or more endorsers, other guarantors or other obligors of all or any portion of the Trust Obligations.
SECTION 9.03.    Guarantee of Payment. El Paso further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any of the security held for payment of the Trust Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of the Trustee or any other person.
SECTION 9.04.    No Discharge or Diminishment of Guarantee. The obligations of El Paso hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Trust Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Trust Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Trust Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of El Paso hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Trust Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of El Paso or that would otherwise operate as a discharge of El Paso as a matter of law or equity (other than the payment in full in cash of all the Trust Obligations).
SECTION 9.05.    Defenses of the Trustee Waived. To the fullest extent permitted by applicable law, El Paso waives any defense based on or arising out of any defense of the Trustee or the unenforceability of the Trust Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Trustee, other than the payment in full in cash of the Trust Obligations. The Administrative Agent and the other Guaranteed Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Trust Obligations, make any other accommodation with the Trustee or any other guarantor or exercise any other right or remedy available to them against the Trustee or any other guarantor, without affecting or impairing in any way the liability of El Paso hereunder except to the extent the Trust Obligations have been fully, finally paid in cash. To the fullest extent permitted by applicable law, El Paso waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of El Paso against the Trustee or any other guarantor, as the case may be, or any security.
SECTION 9.06.    Agreement to Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against El Paso by virtue hereof, upon the failure of the Trustee to pay any Trust Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, El Paso hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Guaranteed Party as designated thereby in cash the amount of such unpaid Trust Obligations. Upon payment by El Paso of any sums to the Administrative Agent or any Guaranteed Party as provided above, all rights of El Paso against the Trustee arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Trust Obligations. In addition, any indebtedness of the Trustee now or hereafter held by El Paso is hereby subordinated in right of payment to the prior payment in full of the Trust Obligations. If any amount shall erroneously be paid to El Paso on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Trustee, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Trust Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

SECTION 9.07.    Information. El Paso assumes all responsibility for being and keeping itself informed of the Trustee’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Trust Obligations and the nature, scope and extent of the risks that El Paso assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty to advise El Paso of information known to it or any of them regarding such circumstances or risks.
SECTION 9.08.    Termination. The guarantee made hereunder (a) shall terminate when all the Trust Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend to the Trustee under this Agreement, the Trustee L/C Exposure has been reduced to zero and the Issuing Bank has no further obligation to issue Letters of Credit under this Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Trust Obligation is rescinded or must otherwise be restored by any Guaranteed Party or El Paso upon the bankruptcy or reorganization of the Trustee, El Paso or otherwise.
ARTICLE X

Miscellaneous
SECTION 10.01.    Notices.
(a)    Notices Generally. Except as provided in paragraph (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to either Borrower, to it in care of El Paso Electric Company, Stanton Tower, 100 N. Stanton, El Paso, Texas 79901, Attention of: General Counsel (Telecopier No. (915) 521-4729);

(ii) if to the Administrative Agent or the Issuing Bank, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, 10th Floor, Houston, TX 77002, Attention of: Maria Arredondo (Telecopier No. (713) 750-2358), with a copy to JPMorgan Chase Bank, N.A., at 201 E. Main, 3rd Floor, El Paso, TX 79901, Attention of: Paul S. Condie (Telecopier No. (915) 546-6575); and

(iii) if to a Lender, to it at its address (or telecopier number) set forth on Schedule 2.01, in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto (or in its Administrative Questionnaire, as the case may be) or, in the case of an Augmenting Lender, in the documentation executed by such Augmenting Lender pursuant to Section 2.21(a).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b).
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or either Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c)    Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 10.02.    Survival of Agreement. All covenants, agreements, representations and warranties made by each Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the Issuing Bank and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by the Issuing Bank, regardless of any investigation made by the Lenders or the Issuing Bank or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding (for which sufficient cash collateral has not been deposited with the Administrative Agent) and so long as the Commitments have not been terminated. The provisions of Sections 2.12 (except as expressly limited therein), 2.14, 2.18 and 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank.

SECTION 10.03.    Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrowers and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
SECTION 10.04.    Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each Borrower, the Administrative Agent, the Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.
(b)    Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, (x) El Paso must give its prior written consent to such assignment (which consent shall not be unreasonably withheld) and (y) the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment), provided further that during the continuation of an Event of Default, the consent of El Paso shall not be required for such assignment, (ii) all assignments shall require the prior written consent of the Administrative Agent and the Issuing Bank (which consents shall not be unreasonably withheld), (iii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12 (except as expressly limited therein), 2.14, 2.18 and 10.05, as well as to any Fees accrued for its account and not yet paid).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balance of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or the performance or observance by either Borrower of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d)    Notwithstanding Section 2.04, the Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(e)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of each Borrower, the Issuing Bank and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Lenders and the Issuing Bank. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
(f)    Each Lender may without the consent of the Borrowers, the Issuing Bank or the Administrative Agent sell participation interests to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.14 and 2.18 (subject to the requirements and limitations therein, including the requirements under Section 2.18(f) (it being understood that the documentation required under Section 2.18(f) shall be delivered to the participating Lender)) to the same extent as if they were Lenders, provided, however, that the holder of a participation agrees to be subject to the provisions of Sections 2.15, 2.16, 2.17, 2.18(g) and 2.19 as if it were an assignee and the right of each holder of a participation to receive payment under Sections 2.12, 2.14 and 2.18 shall be limited to the lesser of (a) the amounts actually incurred by such holder for which payment is provided under said sections and (b) the amounts that would have been payable under said sections by the applicable Borrower to the Lender granting the participation to such holder had such participation not been granted, (iv) the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or L/C Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or increasing or extending the Commitments) and (v) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to either Borrower described in Section 108(e)(4) of the Code. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrowers, maintain at one of its offices in the United States a register on which it enters the name and address of each of its participants and the principal amounts (and stated interest) of each such participant’s interest in the Loans or other obligations under this Agreement and the other Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary
(g)    Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 10.16.
(h)    Any Lender may at any time assign all or any portion of its rights under this Agreement to a Federal Reserve Bank to secure extensions of credit by such Federal Reserve Bank to such Lender; provided that no such assignment shall release a Lender from any of its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.
(i)    Neither Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.
(j)    In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)), respectively, then the Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace (or to request the Borrowers to use their reasonable efforts to replace) such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) the Issuing Bank or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
SECTION 10.05.    Expenses; Indemnity. (a) Each Borrower jointly and severally agrees to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Syndication Agent and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Syndication Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of (i) Cravath, Swaine & Moore LLP, counsel for the Administrative Agent, (ii) Hughes Hubbard & Reed LLP, counsel for the Syndication Agent, (iii) one local counsel to the Administrative Agent per material jurisdiction deemed necessary by the Administrative Agent and (iv) if necessary, one special counsel to the Administrative Agent per regulatory regime, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for the Administrative Agent, the Syndication Agent or any Lender.
(b)    Each Borrower jointly and severally agrees to indemnify the Administrative Agent, the Syndication Agent, each Lender and the Issuing Bank, each Affiliate of any of the foregoing persons and each of their respective directors, officers, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby, (ii) the use of the proceeds of the Loans or issuance of Letters of Credit, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by either Borrower or any Subsidiary, or any Environmental Claim related in any way to either Borrower or any Subsidiary or (v) any strict liability or liability without fault or other liability of an owner or vendor relating in any way to the Nuclear Fuel, whether arising out of statute, judicial decision or otherwise; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.
(b)    The provisions of this Section 10.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Bank. All amounts due under this Section 10.05 shall be payable on written demand therefor.
SECTION 10.06.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the extent not prohibited by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of either Borrower against any of and all the Obligations now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 10.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 10.07.    Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND,

AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
SECTION 10.08.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent, any Lender or the Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle either Borrower to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly and adversely affected thereby, (ii) increase or extend the Commitment of any Lender without the prior written consent of such Lender, (iii) decrease the Commitment Fees or L/C Participation Fees of any Lender, or extend the date of payment of such fees, without the prior written consent of such Lender, (iv) amend or modify the pro rata sharing requirements of Section 2.15 without the prior written consent of each Lender (it being understood and agreed that “amend and extend” transactions which provide for different interest rates and fees for extending Lenders shall only require the consent of the extending Lenders and the Required Lenders), (v) amend or modify the provisions of this Section 10.08 or Section 10.04(i) or the definition of the term “Required Lenders” without the prior written consent of each Lender, or (vi) release El Paso from its guarantee hereunder or release any Subsidiary from any guarantee of the El Paso Obligations, without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Syndication Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, the Syndication Agent or the Issuing Bank, respectively.
SECTION 10.09.    Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or L/C Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or the Issuing Bank in accordance with applicable law, the rate of interest payable in respect of such Loan or L/C Disbursement hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or L/C Disbursement but were not payable as a result of the operation of this Section 10.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or L/C Disbursements or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender; provided that at any time Texas law shall establish the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (formerly known as the indicated (weekly) rate ceiling in Article 1.04, Subtitle 1, Title 79, of the Revised Civil Statutes of Texas, as amended) described in and computed in accordance with Chapter 303 of the Texas Finance Code, as amended; provided further that, to the extent permitted by such Article, the Administrative Agent may from time to time by notice to each Borrower revise the election of such interest rate ceiling as such ceiling affects then current or future balances of the Loans.
SECTION 10.10.    Entire Agreement. THIS AGREEMENT, THE FEE LETTER AND THE OTHER LOAN DOCUMENTS CONSTITUTE THE ENTIRE CONTRACT BETWEEN THE PARTIES RELATIVE TO THE SUBJECT MATTER HEREOF. ANY OTHER PREVIOUS AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF IS SUPERSEDED BY THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR IN THE OTHER LOAN DOCUMENTS, EXPRESSED OR IMPLIED, IS INTENDED TO CONFER UPON ANY PARTY OTHER THAN THE PARTIES HERETO AND THERETO ANY RIGHTS, REMEDIES, OBLIGATIONS OR LIABILITIES UNDER OR BY REASON OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.
SECTION 10.11.    Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.
SECTION 10.12.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 10.13.    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10.03. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including, without limitation, by Adobe portable document format file (also known as a “PDF” file)) shall be as effective as delivery of a manually signed counterpart of this Agreement.
SECTION 10.14.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 10.15.    Jurisdiction; Consent to Service of Process. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against either Borrower or its respective properties in the courts of any jurisdiction.
(b)    Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 10.16.    Confidentiality. The Administrative Agent, the Issuing Bank and each of the Lenders agrees to keep confidential (and to use its best efforts to cause its respective agents and representatives to keep confidential) the Information (as defined below) and all copies thereof, extracts therefrom and analyses or other materials based thereon, except that the Administrative Agent, the Issuing Bank or any Lender shall be permitted to disclose Information (a) to such of its respective officers, directors, employees, agents, affiliates and representatives as need to know such Information, (b) to the extent requested by any regulatory authority, (c) to the extent otherwise required by applicable laws and regulations or by any subpoena or similar legal process, (d) in connection with any suit, action or proceeding relating to the enforcement of its rights hereunder or under the other Loan Documents, (e) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.16 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrowers, or (f) to the extent permitted by Section 10.04(g). For the purposes of this Section 10.16, “Information” shall mean all financial statements, certificates, reports, agreements and information (including all analyses, compilations and studies prepared by the Administrative Agent, the Issuing Bank or any Lender based on any of the foregoing) that are received from the Borrowers and related to the Borrowers, any shareholder of El Paso or any employee, customer or supplier of either Borrower, other than any of the foregoing that were available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to its disclosure thereto by either Borrower, and which are in the case of Information provided after the Original Closing Date, clearly identified at the time of delivery as confidential. The provisions of this Section 10.16 shall remain operative and in full force and effect regardless of the expiration and term of this Agreement.
SECTION 10.17.    Texas Revolving Credit Statute. If, notwithstanding the provisions of Section 10.07, Texas law shall be applied by any Governmental Authority to this Agreement, the other Loan Documents or the obligations of either Borrower hereunder or thereunder, each Borrower hereby agrees that the provisions of Chapter 346 of the Texas Finance Code, as amended (formerly found in Chapter 15 of Subtitle 3, Title 79, of the Revised Civil Statutes of Texas, 1925, as amended), shall not govern or in any manner apply to its obligations hereunder or thereunder.
SECTION 10.18.    No Recourse; Multiple Capacities. (a) Wherever in this Agreement or the other Loan Documents BONY has undertaken any obligations in its capacity as Trustee, it has done so solely in such capacity and not in its individual capacity. Notwithstanding any other provision of this Agreement, BONY shall not be personally liable for the obligations or liabilities of the Trustee hereunder or under any other Loan Document, except to the extent such obligations or liabilities result from BONY’s gross negligence or willful misconduct.
(b)    Each party to this Agreement acknowledges that Section 6.1 of the Trust Agreement imposes limitations on the liability of BONY in its capacity as Trustee.
SECTION 10.19.    Limited Representations, Warranties and Covenants of Trustee. With respect to representations and warranties contained in Article III, the affirmative covenants contained in Article V and the negative covenants contained in Article VI, it is understood and agreed that (a) the Trustee has made no independent inquiry as to (i) the assets placed in trust into the Rio Grande Resources Trust II or (ii) any facts concerning El Paso and the Subsidiaries or as to the status or condition of any of their assets or any disclosures made by them and (b) the Trustee’s representations, warranties and covenants are limited to itself and those matters within its control. The Trustee has no actual knowledge of any facts that would indicate that any such representations or warranties by El Paso or the Subsidiaries are untrue.
SECTION 10.20.    USA Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or such Agent, as applicable, to identify the Borrowers in accordance with the USA Patriot Act.
SECTION 10.21.    Amendment and Restatement. (a) The Borrowers, the Administrative Agent, the Syndication Agent, the Issuing Bank and the Lenders hereby agree that upon the effectiveness of this Agreement, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided in the next paragraph, shall be superseded by this Agreement.
(b)    Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Borrowers shall continue to be liable to the Agents, the Issuing Bank, the Lenders and the other Indemnitees with respect to agreements on the part of the Borrowers under the Existing Credit Agreement to indemnify and hold harmless the Agents, the Issuing Bank, the Lenders and the other Indemnitees from and against all losses, claims, damages, liabilities, costs, charges and expenses to which the Agents, the Issuing Bank, the Lenders and the other Indemnitees may be subject arising in connection with, and as provided in, the Existing Credit Agreement. This Agreement is given as a substitution of, and not as a payment of, the obligations of the Borrowers under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement. Upon the effectiveness of this Agreement all amounts outstanding and owing by the Borrowers under the Existing Credit Agreement as of the date hereof shall constitute obligations hereunder.
(c)    By execution of this Agreement all parties hereto agree that each of the other Loan Documents is hereby amended such that all references to the Existing Credit Agreement and the obligations of the Borrowers thereunder shall be deemed to refer to this Agreement and the continuation of the Borrowers’ obligations hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
EL PASO ELECTRIC COMPANY

By:	/s/ Steven P. Busser Name: Steven P. Busser Title: Vice President, Treasurer
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Trustee

By:	/s/ Rafael Martinez Name: Rafael Martinez Title: Senior Associate
JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and a Lender

By:	/s/ Joseph W. Mullings Name: Joseph W. Mullings Title: Senior Vice President
UNION BANK, N.A., as Syndication Agent and a Lender

By:	/s/ John Guilds Name: John Guilds Title: Vice President

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Gary L. Mingle Name: Gary L. Mingle Title: Senior Vice President
U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Prigge Name: John PriggeTitle: Vice President

S-2

SCHEDULE 2.01
Commitments

Lender	Address for Notices	Commitment
JPMorgan Chase Bank, N.A.	201 E. Main, 3rd Floor, El Paso, TX 79901, Attention: Paul S. Condie Facsimile: (915) 546-6575	$62,500,000
Union Bank, N.A.	445 South Figueroa Street,15th Floor, Los Angeles, CA 90071. Attention: John Guilds Facsimile: (213) 236-4096	$62,500,000
Bank of America, N.A.	700 Louisiana Street, 7th Floor Houston, TX 77002 Attention: Gary Mingle Facsimile: (713) 247-7748	$37,500,000
U.S. Bank National Association	461 Fifth Avenue New York, New York 10017 Attention: Shawn O'Hara Facsimile: (646) 935-4552	$37,500,000
Total		$200,000,000

SCHEDULE 3.04
Governmental Approvals

FERC

On September 13, 2011, El Paso Electric Company (the “Company”) filed with the Federal Energy Regulatory Commission (“FERC”) an application seeking authority pursuant to Section 204 of the Federal Power Act to enter into the Credit Agreement and to engage in transactions related thereto. The FERC Order approving the Company's application (Docket ES11-43-000) was issued on October 13, 2011.

New Mexico Public Regulation Commission

On September 13, 2011, the Company filed with the New Mexico Public Regulation Commission (“NMPRC”) an application seeking authority pursuant to NMSA 1978 §62-6-6 to enter into the Credit Agreement and to engage in transactions related thereto. The Hearing Examiner's Recommended Decision was issued on October 13, 2011, recommending the approval of the Company's application. The NMPRC Order adopting the Hearing Examiner's Recommended Decision and approving the Company's application (Case No. 11-00349-UT) was issued on October 18, 2011.

SCHEDULE 3.07
Subsidiaries

Name of Subsidiary	State of Incorporation	% Owned by El Paso
Mirasol Energy Service, Inc.	Delaware	100%

SCHEDULE 3.08
Litigation and Compliance with Laws

Schedule 3.15 is incorporated herein by reference.

SCHEDULE 3.15
Environmental Matters

(c)    Releases

The Company experiences sporadic, limited quantity releases of electric insulating oil (mineral oil) within its electric distribution and transmission system consistent with the operation of these systems. These releases are commonly cleaned and removed within regulatory accepted timeframes and are overseen by the respective environmental enforcement agencies.

In a similar manner, the generation of electricity at power plants owned and operated by the Company, may experience sporadic and limited quantity releases of chemicals common to the processes of the generation of electricity within the power plant property. These releases are commonly cleaned and removed within regulatory accepted timeframes and are overseen by the respective environmental enforcement agencies.

(d) Environmental Claims.

Four Corners

On May 7, 2010, Arizona Public Service, on behalf of the Four Corners co-owners (including the Company) (“Project Participants”), received Notice of Intent to Sue Four Corners Power Plant for Violations of the Clean Air Act (the Notice). EarthJustice sent the Notice on behalf of Diné CARE (Citizens Against Ruining our Environment), To Nizhoni Ani, National Parks Conservation Association, and the Sierra Club.

The Notice alleges two sets of Clean Air Act violations: Prevention of Significant Deterioration violations and New Source Performance Standards violations. The alleged violations concern pulverizer projects on Units 4-5 in the 1980's and boiler, turbine, generator and other projects on Units 4-5 commencing in 2007. APS is taking the lead on determining whether and how to respond to the Notice. The Project Participants have retained joint counsel and hold meetings of counsel and the Project Participants as required.

The Company recently received word that the Plaintiffs' filed a lawsuit in the United States District Court for New Mexico on October 4, 2011, though the Company has not been formally served yet. The Company is unable to predict the outcome of these discussions

In March 2009, EPA Region 9 separately sent the Project Participants a Clean Air Act § 114 request for information regarding historic projects at Four Corners. Settlement discussions among the Project Participants, the EPA and the Department of Justice are ongoing to address all outstanding environmental issues relating to Four Corners.

Casmalia

On August 12, 2010, the Company, along with many other companies, received a notice from the EPA, inviting the Company to join a settlement related to the cleanup of a Superfund site in Santa Barbara County, California as a de minimis party. The notice alleges that a former subsidiary of the Company, B.P. John Furniture Company, delivered waste to the site and has potential cleanup liability. The EPA offered to settle for the sum of approximately $39,000. The Company declined to participate in the settlement because the EPA presented no evidence that the Company delivered any waste to the site and offered no legal basis for Company liability for the obligations of its former subsidiary. The Company believes that a material adverse outcome in this matter is remote.

(e)    Hazardous Materials Handling.

The Company handles, stores, transports and arranges for the proper disposal of limited and specific hazardous materials. Other waste streams including but not limited to regulated wastes, non-regulated wastes, hazardous wastes, non-hazardous wastes, and industrial wastes are handled, stored, transported and properly disposed as necessary to the operation(s) of its business.

SCHEUDLE 4.02(a)
Local Regulatory Counsel

Jurisdiction                Counsel

Arizona                Perkins Coie L.L.P.

New Mexico                Law Offices of Randall W. Childress, P.C.

Texas                    Duggins Wren Mann & Romero, LLP
a Professional Corporation

FERC                    General Counsel of the Company.

SCHEDULE 6.02
Liens

Minor miscellaneous liens existing on the Closing Date, incurred in the ordinary course of business, none of which cover property that is material to the business, operations or financial position of the Company.

SCHEDULE 6.04
Certain Investments

1.
Contributions to and interests of the Company in decommissioning trusts relating to the Palo Verde Nuclear Generating Station (“PVNG”) (to the extent such contributions and interest constitute investments) as contemplated by the ANPP Participation Agreement dated as of August 23, 1973, as amended.

2.	Contributions to and interests of the Company in spent nuclear fuel trust relating to the PVNG (to the extent such contributions and interests constitute investments).

3.
Investments of $4.0 million in debt securities collateralized by student loans re-insured by the Department of Education as part of the Federal Family Education Loan Program, consisting of two $2.0 million investments in auction rate securities maturing in 2042 and 2044.

4.	Other minor investments which were obtained in the ordinary course of business and, in the aggregate, have a book value of less than $200,000.

EXHIBIT A

LSTA

J.P.Morgan

ADMINISTRATIVE QUESTIONNAIRE

EL PASO ELECTRIC COMPANY

Agent Address: JPMorgan Chase Bank, N.A.
JPMorgan Loan Services
10 South Dearborn., 7th Floor
Chicago, Illinois 60603-2003

Return form to: Medy Hernandez
Telephone: 312-385-7037
Facsimile: 877-242-0998
E-mail: syndications.closing.unit@jpmchase.com

It is very important that <u>all</u> of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation: ______________________________

Signature Block Information: ______________________________

- Signing Credit Agreement ☐ Yes ☐ No
- Coming in via Assignment ☐ Yes ☐ No

Type of Lender: ______________________________

(Bank, Asset Manager, Broker/Dealer, CLO/CDO, Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent: ______________________________

Domestic Address	Eurodollar Address
______________	______________
______________	______________
______________	______________

LSTA JANUARY 2005
Copyright © LSTA 2005. All rights reserved.

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and state securities laws.

	Primary Credit Contact	Secondary Credit Contact
Name:		
Company:		
Title:		
Address:		
Telephone:		
Facsimile:		
E-Mail Address:		

	Primary Operations Contact	Secondary Operations Contact
Name:		
Company:		
Title:		
Address:		
Telephone:		
Facsimile:		
E-Mail Address:		

	Bid Contact	L/C Contact
Name:		TBD
Company:		
Title:		
Address:		
Telephone:		
Facsimile:		
E-Mail Address:

Lender's Domestic Wire Instructions

Bank Name: ________________

ABA/Routing No.: ________________

Account Name: ________________

Account No.: ________________

FFC Account Name: ________________

FFC Account No.: ________________

Attention: ________________

Reference: ________________

Lender's Foreign Wire Instructions

Currency: ________________

Bank Name: ________________

Swift/Routing No.: ________________

Account Name: ________________

Account No.: ________________

FFC Account Name: ________________

FFC Account No.: ________________

Attention: ________________

Reference: ________________

Agent's Wire Instructions

Bank Name: JP Morgan Chase Bank, N.A.

ABA/Routing No.: 021000021

Account Name: Loan Processing DP

Account No.: 9008109962C2087

Reference: El Paso Electric Co.

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: ***a.) Form W-8BEN*** (*Certificate of Foreign Status of Beneficial Owner*), ***b.) Form W-8ECI*** (*Income Effectively Connected to a U.S. Trade or Business*), or ***c.) Form W-8EXP*** (*Certificate of Foreign Government or Governmental Agency*).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **An original tax form must be submitted.**

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original ***Form W-8IMY*** (*Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding*) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. **Original tax form(s) must be submitted.**

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return ***Form W-9*** *(Request for Taxpayer Identification Number and Certification).* **Please be advised that we request that you submit an original Form W-9.**

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B
[Form of]
ASSIGNMENT AND ACCEPTANCE
Reference is made to the Amended and Restated Credit Agreement dated as of November 15, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among El Paso Electric Company (“El Paso”), The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely in its capacity as trustee of the Rio Grande Resources Trust II (the “Trustee”), the lenders party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as issuing bank (in such capacity, the “Issuing Bank”) and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and Union Bank, N.A., as syndication agent. Terms defined in the Credit Agreement are used herein with the same meanings.
1.    The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Effective Date set forth below (but not prior to the recordation of the information contained herein in the Register pursuant to Section 10.04(e) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor's rights and obligations under the Credit Agreement and the other Loan Documents, including, without limitation, the amounts and percentages set forth below of (i) the Commitments of the Assignor on the Assignment Effective Date, (ii) the Loans owing to the Assignor which are outstanding on the Assignment Effective Date and (iii) participations in Letters of Credit which are outstanding on the Assignment Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 10.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
2.    This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) the forms specified in Section 2.18(f) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement and (iii) unless otherwise agreed to by the Administrative Agent, a processing and recordation fee of $3,500 pursuant to Section 10.04(b) of the Credit Agreement.
3.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

B-1

Date of Assignment: .......................................................................................................................................
Legal Name of Assignor: ................................................................................................................................
Legal Name of Assignee: ...............................................................................................................................
Assignee's Address for Notices: .....................................................................................................................
Assignment Effective Date: ...........................................................................................................................
Principal Amount of Commitment Assigned: ................................................................................................
Percentage of Commitment Assigned1: ..........................................................................................................
Principal Amount of Loans Assigned: ............................................................................................................
Percentage of Loans Assigned: .......................................................................................................................
Principal Amount of Participations in Letters of Credit: .................................................................................
Percentage of Participations in Letters of Credit: ............................................................................................

The terms set forth above are hereby agreed to:	Accepted[2]:
[Name of Assignor], as Assignor,	JPMORGAN CHASE BANK, N.A., as Administrative Agent and Issuing Bank,
By:___________________________________ Name: Title:	By:___________________________________ Name: Title:

[Name of Assignee], as Assignee,	EL PASO ELECTRIC COMPANY
By:___________________________________ Name: Title:	By:___________________________________ Name: Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as trustee of the Rio Grande Resources Trust II
By:___________________________________ Name: Title:
________________________________

1.	Set forth, to at least 8 decimals, as a percentage of the Total Commitment of all Lenders.

2.	To be completed to the extent consents are required under Section 10.04(b) of the Credit Agreement.

B-2

EXHIBIT C
[Form of]
BORROWING REQUEST
JPMorgan Chase Bank, N.A., as Administrative Agent
for the Lenders referred to below
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention of [ ]
Ladies and Gentlemen:     [Date]
The undersigned, [EL PASO ELECTRIC COMPANY] [THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as trustee of the Rio Grande Resources Trust II] (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of November 15, 2011, as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), among El Paso Electric Company, The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely in its capacity as trustee of the Rio Grande Resources Trust II, the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as issuing bank and as administrative agent for the Lenders, and Union Bank, N.A., as syndication agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day).....................................................................................

(B)	Principal Amount of Borrowing[3] .........................................................................................................

(C)	Interest rate basis[4] ...............................................................................................................................

(D)	Interest Period and the last day thereof[5] ..............................................................................................

(E)	Funds are requested to be disbursed to the Borrower's account with
[JPMorgan Chase Bank] (Account No. [ ]).
_________________________

3.
With respect to any Eurodollar Borrowing, not less than $5,000,000 and in an integral multiple of $1,000,000, and with respect to any ABR Borrowing, not less than $100,000 and in an integral multiple of $1,000, but in any event not exceeding the available Total Commitment available to the Borrowers.

4.	Specify Eurodollar Borrowing or ABR Borrowing.

5.	Which shall be subject to the definition of “Interest Period” and end not later than the Maturity Date (applicable only for Eurodollar Borrowings only).

C-1

Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement have been satisfied.
[APPLICABLE BORROWER],
by: ______________________________
Name:
Title: [Responsible Officer]

C-2

EXHIBIT D
SUBSIDIARY GUARANTEE AGREEMENT (as supplemented from time to time, this “Agreement”) dated as of [ ], between [ ], a [ ] [corporation] (the “Guarantor”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as Administrative Agent (as defined below).
Reference is made to the Amended and Restated Credit Agreement dated as of November 15, 2011 (and as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among El Paso Electric Company, a Texas corporation (“El Paso”), The Bank of New York Mellon Trust Company, N.A., not in its individual capacity, but solely in its capacity as trustee of the Rio Grande Resources Trust II (the “Trustee”; each of El Paso and the Trustee is referred to individually herein as a “Borrower” and collectively as the “Borrowers”), the Lenders (as defined in the Credit Agreement), JPMorgan, as issuing bank and as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, and Union Bank, N.A., as syndication agent. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
Pursuant to Section 5.09 of the Credit Agreement, El Paso has agreed, among other things, to cause any Material Subsidiary to execute a guarantee of all the Obligations (as defined below). The Guarantor is a Material Subsidiary and acknowledges that it will derive substantial benefit from the commitments of the Lenders to make Loans to the Borrowers and the commitment of the Issuing Bank to issue Letters of Credit for the account of the Borrowers. Accordingly, the Guarantor agrees with each Lender, the Issuing Bank, the Syndication Agent and the Administrative Agent (each such person, together with its successors and assigns, a “Guaranteed Party”) as follows:
SECTION 1.    Guarantee. The Guarantor unconditionally guarantees, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by a Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers to the Guaranteed Parties under the Credit Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Loan Documents (all the monetary and other obligations referred to in the preceding clauses (a) and (b) being collectively called the “Obligations”). The Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.
SECTION 2.    Obligations Not Waived. To the fullest extent permitted by applicable law, the Guarantor waives presentment to, demand of payment from and protest to the Borrowers of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrowers, (b) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of the Credit Agreement, any other Loan Document, any Guarantee or any other agreement, including with respect to any other guarantor of the Obligations or (c) any release or substitution of any one or more endorsers, other guarantors or other obligors of all or any portion of the Obligations.
SECTION 3.    Guarantee of Payment. The Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Guaranteed Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of the Borrowers or any other person.
SECTION 4.    No Discharge or Diminishment of Guarantee. The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Guaranteed Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or that would otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the payment in full in cash of all the Obligations).
SECTION 5.    Defenses of Borrowers Waived. To the fullest extent permitted by applicable law, the Guarantor waives any defense based on or arising out of any defense of a Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of a Borrower, other than the payment in full in cash of the Obligations. The Administrative Agent and the other Guaranteed Parties may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with the Borrowers or any other guarantor or exercise any other right or remedy available to them against the Borrowers or any other guarantor, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Obligations have been fully, finally paid in cash. To the fullest extent permitted by applicable law, the Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against a Borrower or any other guarantor, as the case may be.
SECTION 6.    Agreement to Pay. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Guaranteed Party has at law or in equity against the Guarantor by virtue hereof, upon the failure of a Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Guaranteed Party as designated thereby in cash the amount of such unpaid Obligations. Upon payment by the Guarantor of any sums to the Administrative Agent or any Guaranteed Party as provided above, all rights of the Guarantor against the Borrowers arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of a Borrower now or hereafter held by the Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations. If any amount shall erroneously be paid to the Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of a Borrower, such amount shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.
SECTION 7.    Information. The Guarantor assumes all responsibility for being and keeping itself informed of each Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Guaranteed Parties will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 8.    Representations and Warranties. The Guarantor represents and warrants that all representations and warranties relating to it contained in the Credit Agreement are true and correct.
SECTION 9.    Termination. The guarantee made hereunder (a) shall terminate when all the Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the L/C Exposure has been reduced to zero and the Issuing Bank has no further obligation to issue Letters of Credit under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Guaranteed Party or the Guarantor upon the bankruptcy or reorganization of either Borrower or otherwise.
SECTION 10.    Binding Effect; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective when it shall have been executed on behalf of the Guarantor and the Administrative Agent, and thereafter shall be binding upon the Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of the Guarantor, the Administrative Agent and the other Guaranteed Parties, and their respective successors and assigns, except that the Guarantor shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void). If all of the capital stock of the Guarantor is sold, transferred or otherwise disposed of (other than to an Affiliate of a Borrower) pursuant to a transaction permitted by the Credit Agreement, the Guarantor shall be released from its obligations under this Agreement without further action.
SECTION 11.    Waivers; Amendment. (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Guaranteed Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantor and the Administrative Agent, with the prior written consent of the Required Lenders (except as otherwise provided in the Credit Agreement).
SECTION 12.    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 13.    Notices. All communications and notices hereunder shall be in writing and given as provided in Section 10.01 of the Credit Agreement. All communications and notices hereunder to the Guarantor shall be given to it at its address set forth below its name on the signature page hereto, with a copy to El Paso.
SECTION 14.    Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Guaranteed Parties and shall survive the making by the Lenders of Loans and the issuance of the Letters of Credit by the Issuing Bank regardless of any investigation made by the Guaranteed Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other fee or amount payable by a

Borrower under the Credit Agreement or any other Loan Document is outstanding and unpaid or the L/C Exposure does not equal zero and as long as the Commitments have not been terminated.
(b)    In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 15.    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
SECTION 16.    Rules of Interpretation. The rules of interpretation specified in Section 1.02 of the Credit Agreement shall be applicable to this Agreement.
SECTION 17.    Jurisdiction; Consent to Service of Process. (a) The Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Guaranteed Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Guarantor or its properties in the courts of any jurisdiction.
(b)    The Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 18.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.
SECTION 19.    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Guaranteed Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Guaranteed Party to or for the credit or the account of the Guarantor against any or all the obligations of the Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Guaranteed Party, irrespective of whether or not such Guaranteed Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Guaranteed Party under this Section 19 are in addition to other rights and remedies (including other rights of setoff) which such Guaranteed Party may have.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
[MATERIAL SUBSIDIARY],
by:_________________________________
Name:
Title:

Address for Notices:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,
by:__________________________________
Name:
Title:

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